Exhibit 10.4

Execution Version

Confidential

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

COLLABORATION AND LICENSE AGREEMENT

This COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) is entered into as of June 18, 2021 (the “Effective Date”) by and between Horizon Therapeutics Ireland DAC, a company formed under the laws of Ireland (“Horizon”), and Arrowhead Pharmaceuticals, Inc., a Delaware corporation (“Arrowhead”). Arrowhead and Horizon are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

Whereas, Arrowhead possesses proprietary technology and know-how related to the discovery, identification, synthesis and development of RNA interference (“RNAi”) therapeutics, using an N-acetyl-galactosamine (GalNAc) liver targeting approach;

Whereas, Horizon possesses resources and expertise in the development and commercialization of pharmaceutical products for diagnostic, therapeutic or prophylactic uses, and is interested in developing RNAi therapeutics as drug candidates;

Whereas, Horizon and Arrowhead desire to collaborate on a program for discovery and preclinical research of drug candidates aimed at inhibiting the expression of xanthine dehydrogenase (XDH) in the liver, and Horizon will obtain a worldwide exclusive license from Arrowhead to further develop, manufacture and commercialize products incorporating such drug candidates for all uses, all under the terms and conditions set forth below.

Now, Therefore, in consideration of the foregoing premises and the mutual covenants and conditions contained in this Agreement, the Parties agree as follows:

Article 1
DEFINITIONS

1.1“Acquiror” has the meaning set forth in Section 15.6(a).

1.2“Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) shall mean the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise.

1.3“Alliance Manager” has the meaning set forth in Section 2.2.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

1.4“[***]” means those entities set forth in Exhibit G.

1.5“Arrowhead Indemnitees” has the meaning set forth in Section 11.2.

1.6“Arrowhead Know-How” means all Information (a) that is (i) Controlled by Arrowhead or any of its Affiliates as of the Effective Date or at any time during the Research Period, and (ii) necessary or reasonably useful for the Development, Manufacturing, Commercialization, use, sale, offer for sale, importation or other exploitation of any Compound or Product in the Field, or (b) that is (i) Controlled by Arrowhead or any of its Affiliates at any time after the Research Period and during the Term, and (ii) necessary for the Development, Manufacturing, Commercialization, use, sale, offer for sale, importation or other exploitation of any Compound or Product in the Field, and in any event including Arrowhead’s rights in any Program IP. For clarity, “Arrowhead Know-How” shall not include any trade secret specifically relating to [***] that is not disclosed by Arrowhead to Horizon.

1.7“Arrowhead Licensed Technology” means the Arrowhead Know-How and Arrowhead Patents.

1.8“Arrowhead Patent” means any Patent (a) Controlled by Arrowhead or any of its Affiliates as of the Effective Date or at any time during the Term, and (b) that is necessary or reasonably useful for, in either case, the Development, Manufacture, Commercialization, use, sale, offer for sale, importation or other exploitation of any Compound or Product in the Field, including (i) any Patent that claims or covers any Compound or Product (including the nucleotide sequences of any Compound or Product) or the Manufacture or use thereof, and (ii) Arrowhead’s rights in any Program Patents.

1.9“Arrowhead Platform Patents” has the meaning set forth in Section 9.3(b)(ii)(1).

1.10“Arrowhead Third Party Agreement” has the meaning set forth in Section 3.5(b).

1.11“Background IP” has the meaning set forth in Section 9.1(a).

1.12“Background Patent” has the meaning set forth in Section 9.1(a).

1.13“Bankruptcy Code” means Title 11, U.S. Code Sections 101 et. seq.

1.14“Business Day” means any weekday that is not a legal holiday in New York, New York, U.S., and is not a day on which banking institutions are required by Law to be closed.

1.15“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, however, that (a) the first Calendar Quarter of any particular period shall extend from the commencement of such period to the end of the first complete Calendar Quarter thereafter; and (b) the last Calendar Quarter shall end upon the expiration or termination of this Agreement.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

1.16“Calendar Year” means (a) for the first Calendar Year of the Term, the period beginning on the Effective Date and ending on December 31, 2021, (b) for each Calendar Year of the Term thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31, and (c) for the last Calendar Year of the Term, the period beginning on January 1 of the Calendar Year in which the Agreement expires or terminates and ending on the effective date of expiration or termination of this Agreement.

1.17“Change of Control” means the occurrence of any of the following: (a) a Party enters into a merger, consolidation, business combination, recapitalization, share exchange, stock sale or sale or transfer of all or substantially all of its assets to which this Agreement relates, or other similar transaction or series of transactions with a Third Party; or (b) any transaction or series of related transactions in which any Third Party or group of Third Parties acquires beneficial ownership of securities of a Party representing more than fifty percent (50%) of the combined voting power of the then outstanding securities of such Party. Notwithstanding the foregoing clauses (a) or (b), a stock sale to underwriters of a public offering of a Party’s capital stock or other Third Parties solely for the purpose of financing or a transaction solely to change the domicile of a Party shall not constitute a Change of Control.

1.18“Claims” has the meaning set forth in Section 11.1.

1.19“Clinical Trial” means any human clinical trial of a Product as defined in 21 C.F.R. § 312.21, or an equivalent human clinical trial prescribed by the Regulatory Authorities in a foreign country.

1.20“CMC” means chemistry, manufacture and controls.

1.21“Code” means the Internal Revenue Code of 1986, as amended.

1.22“Collaboration Target” means the gene or gene product that will be the potential site of inhibition or modulation by a therapeutic agent as listed in in Exhibit A.

1.23“Combination Product” means a Product sold in combination with at least one (1) active pharmaceutical ingredient other than a Compound.

1.24“Commercialization” means all activities undertaken before and after obtaining Regulatory Approval relating specifically to the pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, pricing, reimbursement, sale, import, export and distribution of Products in the Field in the Territory, including strategic marketing, sales force detailing, advertising, all customer support, Product distribution and invoicing and sales activities, including any Clinical Trials conducted after Regulatory Approval for a Product. “Commercialize” has a correlative meaning.

1.25“Commercially Reasonable Efforts” means efforts consistent with the efforts and resources normally used by a similarly situated pharmaceutical or biotechnology company in the exercise of its reasonable business discretion relating to the development or commercialization of a pharmaceutical product with similar product characteristics that is of similar market potential at a similar stage of development or commercialization, and taking into account other relevant factors

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including technical, legal, intellectual property, competition, scientific and medical factors, intellectual property coverage, safety and efficacy, applicable Law, stage of development, product profile, competitiveness of the marketplace, supply chain, proprietary position, regulatory exclusivity, anticipated or approved labeling, present and future market and commercial potential, the likelihood of receipt of Regulatory Approval, profitability (including pricing and reimbursement status achieved or likely to be achieved), alternative products and legal issues, based on conditions then prevailing.  Commercially Reasonable Efforts shall be determined on a country-by-country and product-by-product basis, and it is anticipated that the level of effort will change over time, reflecting changes in the stage of development of the Compounds or Products.

1.26“Competing Product” means any molecule [***], or any product containing or comprising such a molecule.

1.27“Competing Program” means the research, development, commercialization or manufacture, in the Territory, of any Competing Product.

1.28“Completion” means, with respect to a Clinical Trial, the locking of the database that contains the data collected from such Clinical Trial in a manner consistent with industry standards to enable data analysis and reporting.

1.29“Compound” means (a) any RNAi Molecule designed to inhibit or modulate the expression of the Collaboration Target that is generated or developed (i) by or on behalf of Arrowhead before the Effective Date or during the Term in the performance of activities under this Agreement, or (ii) by a Party or the Parties in the performance of the Research Program, or (b) any derivative or modification of such RNAi Molecule in clause (a).

1.30“Confidentiality Agreement” means the Mutual Confidentiality Agreement between Arrowhead and Horizon Therapeutics plc, dated as of November 30, 2020.

1.31“Confidential Information” of a Party means any and all Information that is disclosed by or on behalf a Party to the other Party or its Affiliates pursuant to this Agreement, whether in oral, written, graphic, or electronic form. All Information disclosed by or on behalf of a Party or its Affiliate pursuant to the Confidentiality Agreement shall be deemed to be such Party’s Confidential Information, with the mutual understanding and agreement that any use or disclosure thereof that is authorized under Article 12 shall not be restricted by or be deemed a violation of the Confidentiality Agreement. Notwithstanding anything contained herein to the contrary, (a) all Horizon Sole Program IP shall be deemed to be the Confidential Information of Horizon, where Horizon shall be deemed to be the disclosing Party and Arrowhead shall be deemed to be the receiving Party with respect thereto; (b) all Arrowhead Sole Program IP shall be deemed to be the Confidential Information of Arrowhead, where Arrowhead shall be deemed to be the disclosing Party and Horizon shall be deemed to be the receiving Party with respect thereto; and (c) all Joint Program IP, and the terms of this Agreement, shall be deemed to be the Confidential Information of both Parties, and both Parties shall be deemed to be the receiving Party with respect thereto.

1.32“Control” means, subject to Section 3.5, with respect to any Information or intellectual property right, that an entity (a) owns or (b) has the right to grant access, a license, or

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

a sublicense (as applicable, other than by virtue of the rights granted in this Agreement) to such Information or intellectual property right on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement with any Third Party.

1.33“CPR Rules” has the meaning set forth in Section 14.2.

1.34“Cure Period” has the meaning set forth in Section 13.3.

1.35“Development” means all activities that relate to obtaining, maintaining or expanding Regulatory Approval for a Compound or Product, including research, preclinical testing, toxicology, formulation, Clinical Trials, preparation, submission, review, and development of data or information for the purpose of submission to a Governmental Authority to obtain, maintain or expand Regulatory Approval for a Compound or Product. “Develop” and “Developing” have correlative meanings.

1.36“Disputes” has the meaning set forth in Section 14.1.

1.37“Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.

1.38“EMA” means the European Medicines Agency or any successor entity.

1.39“Executive Officer” means, with respect to Arrowhead, its Chief Executive Officer, and with respect to Horizon, its Chief Strategy Officer.

1.40“FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended, and applicable regulations promulgated thereunder by the FDA.

1.41“FDA” means the U.S. Food and Drug Administration or any successor entity.

1.42“Field” means any and all uses.

1.43“First Commercial Sale” means, with respect to a Product, the first sale to a Third Party for end use or consumption of such Product in a given country following the receipt of Regulatory Approval in such country; provided that “First Commercial Sale” shall not include sale, disposal or use of a Product for marketing, regulatory, development or charitable purposes, such as clinical trials, pre-clinical trials, compassionate use, named patient use, or indigent patient programs, without consideration.

1.44“FTE” means the equivalent of the work of one qualified employee or agent for the applicable activities, full time, for one year (constituting [***] working hours).

1.45“FTE Rate” means $[***] per one full FTE per full 12-month Calendar Year, which rate includes all direct and indirect costs of the performing Party’s FTE, including personnel and travel expenses.  Such rate, starting January 1, 2022, will increase on January 1 of each Calendar Year by an amount equal to the increase, if any, in the Consumer Price Index for All Urban Consumers (CPI‑U) for the U.S. City Average, calculated by the Bureau of Labor Statistics during the immediately preceding Calendar Year.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

1.46“GAAP” means the then current generally accepted accounting principles in the U.S., as applied on a consistent basis.

1.47“GCP” or “Good Clinical Practices” means the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures promulgated by the EMA or other Regulatory Authority applicable to the Territory, as they may be updated from time to time, including applicable quality guidelines promulgated under the ICH.

1.48“Generic Product” means, with respect to a Product in a country, any pharmaceutical product that (a) contains a Compound, in the same active ingredient formulation and dosage form as such Product and for the same route of administration as such Product; (b) is approved by the Regulatory Authority in such country (i) in reliance on the Regulatory Approval for such Product in such country or (ii) under a generic pathway approval as a generic of such Product in such country in the Territory; and (c) is sold in such country by a Third Party that is not a Sublicensee and did not purchase such product in a chain of distribution that included any of Horizon or its Affiliates or Sublicensees.

1.49“GLP” or “Good Laboratory Practices” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards promulgated by the EMA or other Regulatory Authority applicable to the Territory, as they may be updated from time to time, including applicable quality guidelines promulgated under the ICH.

1.50“GMP” or “Good Manufacturing Practices” means the then-current Good Manufacturing Practices required by the FDA, as set forth in the FD&C Act and the regulations promulgated thereunder, for the manufacture and testing of pharmaceutical materials, and comparable laws or regulations applicable to the manufacture and testing of pharmaceutical materials promulgated by other Regulatory Authorities, as they may be updated from time to time.

1.51“Governmental Authority” means any multinational, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.52“Horizon Indemnitees” has the meaning set forth in Section 11.1.

1.53“Horizon Licensed Technology” means (a) Horizon’s rights in any Program IP or Program Patents and (b) any other Information or Patent Controlled by Horizon or any of its Affiliates as of the Effective Date or at any time during the term of activities conducted pursuant to the Research Plan, which Horizon makes available to Arrowhead for use or practice in conducting the activities allocated to Arrowhead under the Research Plan.

1.54“ICH” means International Conference on Harmonisation.

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1.55“IND” means (a) an Investigational New Drug Application as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA, or (b) the equivalent application to the equivalent agency in any other regulatory jurisdiction, the filing of which is necessary to Initiate or conduct a Clinical Trial of a pharmaceutical product in humans in such jurisdiction.

1.56“IND-Enabling Toxicology Studies” means the pharmacokinetic and toxicology studies required to meet the regulatory requirements for filing an IND.

1.57“Indemnified Party” has the meaning set forth in Section 11.3.

1.58“Indemnifying Party” has the meaning set forth in Section 11.3.

1.59“Information” means any and all data, results, technology, business or financial information or information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, developments, specifications, formulations, or formulae of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, clinical test data and data resulting from non-clinical studies), CMC information, stability data and other study data and procedures.

1.60“Initiation” means, with respect to a Clinical Trial, the first dosing of the first subject in such Clinical Trial. “Initiate” has a correlative meaning.

1.61“Joint Program IP” has the meaning set forth in Section 9.1(b)(iv).

1.62“Joint Program Patent” has the meaning set forth in Section 9.1(b)(iv).

1.63“JSC” has the meaning set forth in Section 2.1

1.64“Knowledge” means, with respect to a Party, the actual knowledge, as of the Effective Date, of such Party’s executive officers or personnel with primary responsibility for the applicable subject matter exercising reasonably diligent inquiry.

1.65“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision.

1.66“Manufacture” means all activities related to the manufacturing of a Compound or Product, or any ingredient thereof, including test method development, analytical testing and stability testing, formulation, process development, manufacturing scale-up, manufacturing any Compound or Product in bulk or finished form for Development, manufacturing finished Product for Commercialization, packaging, in-process and finished Product testing, release of Product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of Product, and regulatory activities related to any of the foregoing. “Manufacturing” has a correlative meaning.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

1.67“Net Sales” means, with respect to a given period of time, gross sales of Product (following its Regulatory Approval) by Horizon, its Affiliates and Sublicensees in such period, less the following deductions which are actually incurred, allowed, paid, accrued or specifically allocated to such gross sales amounts of Product using GAAP applied on a consistent basis:

(a)credits or allowances for defective or damaged Product (including allowances for spoiled, outdated or withdrawn Product), returns or rejections of Product, price adjustments and billing errors;

(b)governmental payments and other rebates, refunds and chargebacks (or equivalents thereof) granted to managed health care organizations; commercial insurance companies; pharmacy benefit managers (or equivalents thereof); federal, state/provincial, local and other governments, their agencies and purchasers and reimbursers; or to trade customers;

(c)normal and customary trade, cash, prompt payment and/or quantity discounts, allowances and credits and mandated discounts;

(d)distribution services agreement fees allowed or paid to Third Party distributors and reasonable fees paid to wholesalers, selling agents (excluding any sales representatives of Horizon or any of its Affiliates or Sublicensees), group purchasing organizations, Third Party payors, other contractees and managed care entities, in each case with respect to such Product;

(e)transportation costs, including insurance, for outbound freight, other transportation charges, additional special packaging;

(f)amounts actually written off as bad debt or otherwise uncollectible with respect to Product; provided that, if any such written-off amounts are subsequently collected, such collected amounts shall be included in Net Sales in the period in which they are collected;

(g)sales taxes, value added taxes and other taxes (other than income taxes) and duties paid in relation to such Product and any other equivalent governmental charges imposed upon the importation, use or sale of Product; and

(h)retroactive price reductions to the Third Party applicable to sales of such Product.

Sales of Product between or among Horizon and its Affiliates or Sublicensees shall be excluded from the computation of Net Sales, but the subsequent final sales of Product to Third Parties by such Affiliates and Sublicensees shall be included in the computation of Net Sales.

Notwithstanding the foregoing, in the event a Product is sold in a country in the Territory as a Combination Product, Net Sales of the Combination Product will be calculated as follows:

(i)If Product and other active component(s) each are sold separately in such country, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/(A+B), where A is the average gross selling price in

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such country of the Product sold separately in the same formulation and dosage, and B is the sum of the average gross selling prices in such country of such other active component(s) sold separately in the same formulation and dosage.

(ii)If the Product is sold independently of the other active component(s) therein in such country, but the other active component(s) is not sold independently in such country, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/C where A is the average selling price in such country of such Product sold independently and C is the average selling price in such country of the entire Combination Product.

(iii)If the Product is not sold independently of the other active component(s) therein in such country, but the other active component(s) is sold independently in such country, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction 1-B/C where B is the sum of the average gross selling prices in such country of such other active component(s) sold separately in the same formulation and dosage, and C is the average selling price in such country of the entire Combination Product.

(iv)If the  Product is not sold independently in such country and the other active component(s) is not sold independently in such country, the Parties shall determine Net Sales for such Combination Product by mutual agreement based on the relative contribution of the Product and the other active ingredient(s) in the Combination Product.

All discounts, allowances, credits, rebates and other deductions shall be fairly allocated to the Product and, as between Product and other products or services of Horizon, its Affiliates or Sublicensees, shall not be inappropriately allocated.

1.68“Non-Breaching Party” has the meaning set forth in Section 13.3.

1.69“Patents” means (a) pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (c) extensions, renewals or restorations of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificates or the equivalent thereof.

1.70“Phase 1 Clinical Trial” means a Clinical Trial of a Product conducted in healthy volunteer subjects or patients with the disease or condition under study to evaluate the drug metabolism, pharmacologic actions, the side effects and, if possible, to gain early evidence on the effectiveness of the Product, as and to the extent defined for the U.S. in 21 C.F.R. § 312.21(a), as amended from time to time, or equivalent law or regulation in regulatory jurisdictions outside the U.S.

1.71“Phase 2 Clinical Trial” means a Clinical Trial of a Product conducted in patients with the disease or condition under study to evaluate the effectiveness of the Product, as and to the extent defined for the U.S. in 21 C.F.R. § 312.21(b), as amended from time to time, or equivalent law or regulation in regulatory jurisdictions outside the U.S.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

1.72“Phase 3 Clinical Trial” means a Clinical Trial of a Product with a defined dose or a set of defined doses of such Product on sufficient numbers of human patients designed to confirm with statistical significance the safety and efficacy of such Product and to support a Regulatory Approval as and to the extent defined for the U.S. in 21 C.F.R. § 312.21(c), as amended from time to time, or equivalent law or regulation in regulatory jurisdictions outside the U.S.

1.73“Pivotal Clinical Trial” shall mean (a) a Phase 3 Clinical Trial, or (b) any other Clinical Trial for which the applicable Regulatory Authority has reviewed the existing efficacy and safety data from a Phase 2 Clinical Trial for the Product and has agreed, whether before Initiation of such Clinical Trial (e.g., pursuant to an agreement with or statement from the FDA or the EMA on a ‘Special Protocol Assessment’ or equivalent or other guidance or minutes issued by the FDA or EMA) or after Initiation of such Clinical Trial (e.g., based on an interim data analysis), is sufficient to form the primary basis of an efficacy claim in a Regulatory Authorization Application submission, regardless of whether the sponsor of such trial characterizes or refers to such trial as a “Phase 3,” “Phase 2b” or “Phase 2b/3” trial (or otherwise) in the applicable protocol, on clinicaltrials.gov, or in any other context.  If a Clinical Trial is determined by the applicable Regulatory Authority, after review of the efficacy and safety data from a Phase 2 Clinical Trial  for the Product, to be sufficient to form the primary basis of an efficacy claim in a Regulatory Authorization Application submission (i.e. Clinical Trial constitutes a Pivotal Clinical) without the need for a Phase 3 Clinical Trial(s) prior to submission, then, for purposes of Section 8.2, the Initiation of such Pivotal Clinical Trial shall be deemed to have occurred on the date of such determination by the applicable Regulatory Authority.

1.74“Product” means any pharmaceutical product containing or comprising a Compound as an active pharmaceutical ingredient, whether on its or their own or in combination with other active pharmaceutical ingredients, including all formulations and dosage forms.

1.75“Product Infringement” has the meaning set forth in 9.3(a).

1.76“Product-Specific Program Patent” has the meaning set forth in Section 9.2(b)(i).

1.77“Program IP” has the meaning set forth in Section 9.1(b)(i).

1.78“Program Patent” has the meaning set forth in Section 9.1(b)(i).

1.79“Prosecution and Maintenance” has the meaning set forth in Section 9.2(a).

1.80“Regulatory Approval” means all approvals from the relevant Regulatory Authority in a given country or regulatory jurisdiction of the Regulatory Approval Application for a Product in the Field, including all licenses, registrations, and pricing or reimbursement approvals, that are necessary for the sale and marketing of such Product, including clinical testing, manufacture, distribution, or use of such Product, in such country or regulatory jurisdiction.

1.81“Regulatory Approval Application” means an application to the appropriate Regulatory Authority for approval to sell a Product in any particular jurisdiction, including a New Drug Application in the U.S.

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1.82“Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority that has the authority to regulate the manufacture, marketing, testing, pricing, or sale of drug products in such country or jurisdiction.

1.83“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Governmental Authority under applicable Law with respect to a Product in a country or jurisdiction in the Territory to prevent Third Parties from Commercializing such Product in such country or jurisdiction, other than a Patent right, including orphan drug exclusivity, pediatric exclusivity, rights conferred in the U.S. under the Hatch-Waxman Act or the FDA Modernization Act of 1997, in the EU under Directive 2001/83/EC, or rights similar thereto in other countries or regulatory jurisdictions in the Territory.

1.84“Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals or other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, Manufacture, or Commercialize a Product in a particular country or jurisdiction.

1.85“Research Period” means the period beginning on the Effective Date and continuing until Arrowhead’s completion of all deliverables assigned to it in the Research Plan as limited by the futility provisions of the Research Plan.

1.86“Research Plan” means the work plan attached hereto as Exhibit B setting forth certain activities to be conducted by the Parties, deliverables, timelines, responsibilities of each Party, and budgeted costs and expenses with respect to such activities, as may be amended in accordance with this Agreement.

1.87“Research Program” has the meaning set forth in Section 4.1.

1.88“RNAi Molecule” means an exogenous double-stranded oligomeric (i.e., RNA or modified variants thereof) molecule incorporating N-acetyl-galactosamine (GalNAc) ligand conjugates.

1.89“Royalty Patent” means (a) any Arrowhead Patent other than any Program Patent or (b) any Program Patent owned solely or jointly by Arrowhead.

1.90“Royalty Term” has the meaning set forth in Section 8.4(b).

1.91“Sole Program IP” has the meaning set forth in Section 9.1(b)(iii).

1.92“Sole Program Patent” has the meaning set forth in Section 9.1(b)(iii).

1.93“Subcontractors” has the meaning set forth in Section 3.1(c).

1.94“Subject Patent” has the meaning set forth in Section 9.5.

1.95“[***]” has the meaning set forth in Section [***].

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

1.96“Sublicensee” has the meaning set forth in Section 3.3(a).

1.97“Technology Transfer Period” has the meaning set forth in Section 7.5.

1.98“Term” has the meaning set forth in Section 13.1.

1.99“Territory” means all of the countries of the world.

1.100“Third Party” means any entity other than Arrowhead or Horizon or an Affiliate of either of them.

1.101“Third Party Agreement” has the meaning set forth in Section 3.5(b).

1.102“U.S.” means the United States of America, including all possessions and territories thereof.

1.103“Valid Claim” means a claim (a) of any unexpired patent issued or granted by a Patent Office that has not been revoked, canceled, or held unenforceable or invalid by a decision of a court or Governmental Authority of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise, or (b) of any pending patent application that is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application and has been pending for less than [***] years from the earliest priority date.

1.104“VAT” means value added tax, sales taxes, consumption taxes and other similar taxes imposed or required by applicable Law.

Article 2
GOVERNANCE

2.1Joint Steering Committee.

(a)Formation. Within forty-five (45) days after the Effective Date (or such longer period as agreed by the Parties), the Parties shall establish and convene a joint steering committee (the “JSC”) that will oversee, govern and make decisions with respect to the Research Program. The JSC shall consist of representatives from Arrowhead and Horizon, and operate in accordance with the procedures set forth in this Section 2.1 and any other procedures as agreed upon by the JSC members.

(b)Purpose. Except as otherwise provided herein, the role of the JSC shall be to:

(i)encourage and facilitate ongoing communication and cooperation between the Parties with respect to the activities conducted under the Research Plan;

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(ii)ensure the activities to be undertaken by each of the Parties pursuant to the Research Plan are performed;

(iii)review and approve any proposed amendments to the Research Plan as may be unanimously agreed;

(iv)create new subcommittees or working groups as it deems appropriate, and resolving any disputes within any such subcommittee or working group; and

(v)perform such other functions as are expressly delegated to the JSC under this Agreement.

(c)JSC Decisions.  The JSC will make good faith efforts to make all decisions by consensus. Actions to be taken by the JSC shall be taken only following unanimous vote, with each Party’s representatives collectively having one (1) vote. If the JSC fails to reach agreement on a matter before it concerning Section 2.1(b)(ii), [***].

(d)Membership. Arrowhead and Horizon shall each designate an equal number of representatives to serve on the JSC by written notices to the other Party. Promptly after the Effective Date, each Party shall designate three (3) representatives for the JSC. The JSC may elect to vary the number of representatives from time to time during the Term; provided that the JSC shall maintain an equal number of representatives from each Party. Each representative shall have the appropriate level of experience in the subject area of the JSC, and at least one (1) representative shall have sufficient seniority within the applicable Party’s organization to have the necessary decision-making authority in order for the JSC to fulfill its responsibilities. Either Party may designate substitutes for its JSC representatives if one (1) or more of such Party’s designated representatives is unable to be present at a meeting. From time to time, each Party may replace its JSC representatives by written notice to the other Party specifying the prior representative(s) and its or their replacement(s). The JSC in its discretion may create functional subcommittees or working teams.

(e)Chairperson. The JSC will have two chairpersons, one designated by each of the Parties. The chairpersons shall be responsible for calling and convening meetings but shall have no special authority over the other members of the JSC and shall have no additional voting rights. The Parties shall alternate for each JSC meeting to have their chairperson (or designate): (i) prepare and circulate an agenda reasonably in advance of the upcoming meeting; and (ii) prepare and issue minutes of the JSC meeting as promptly as practicable thereafter. Such minutes shall not be finalized until the chairperson of the non-preparing Party reviews and approves such minutes in writing.

(f)Meetings. The JSC shall meet at such frequency as shall be agreed by the members of the JSC, but not less than once per Calendar Quarter. In addition to such scheduled frequencies, upon Horizon’s or Arrowhead’s request and as mutually agreed, the JSC shall also meet on an ad hoc basis. Other than the initial JSC meeting, which, unless otherwise mutually agreed by the Parties or prohibited by any public health orders governing either Party, shall be held in person, the JSC may meet either (i) in person at either Party’s facilities or at such locations as

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the Parties may otherwise agree; or (ii) by audio or video teleconference. Additional non-member representatives of a Party having relevant experience may from time to time be invited to participate in a JSC meeting. Non-member participants who are not employees of a Party or its Affiliates shall only be allowed to attend if: (A) the other Party’s representatives have consented to the attendance; and (B) such non-member participant is subject to confidentiality and non-use obligations at least as restrictive as those set forth in this Agreement. Each Party shall be responsible for all of its own expenses incurred in connection with participating in the JSC including all travel and all expenses associated with an initial alliance kick-off meeting. All other expenses incurred by the JSC in furtherance of a meeting, such as expenses associated with off-site meetings, shall be shared equally by the Parties.

(g)Dissolution. Upon completion of the Research Program, unless the Parties conclude and mutually agree in writing that continuing the JSC as a vehicle for information exchange with respect to Development activities merits retention of the JSC, the JSC will be dissolved.

2.2Alliance Managers. Promptly following the Effective Date, each Party shall designate in writing one (1) representative as its alliance manager (“Alliance Manager”) to serve as the primary point of contact for the Parties regarding all collaboration and transition activities contemplated under this Agreement. Each Alliance Manager shall facilitate communication and coordination of the Parties’ activities under this Agreement relating to the Compounds and Products and shall plan the JSC meetings. The Alliance Managers shall be allowed to attend JSC meetings as observers.

Article 3
LICENSES

3.1Research Licenses.

(a)License Grant to Horizon. Subject to the terms and conditions of this Agreement, Arrowhead hereby grants to Horizon a non-exclusive license under the Arrowhead Licensed Technology, solely to conduct the activities allocated to Horizon under the Research Plan.

(b)License Grant to Arrowhead. Subject to the terms and conditions of this Agreement, Horizon hereby grants to Arrowhead a non-exclusive license under the Horizon Licensed Technology, solely to conduct the activities allocated to Arrowhead under the Research Plan.

(c)Subcontractors. Each Party shall have the right to grant sublicenses under the license granted to such Party in Section 3.1(a) or Section 3.1(b) to its Affiliates and Third Party subcontractors (“Subcontractors”) solely to perform activities for or on behalf of such Party under the Research Program, subject to the terms and conditions set forth in Section 4.4.

3.2Development and Commercialization License. Subject to the terms and conditions of this Agreement, Arrowhead hereby grants to Horizon an exclusive (even as to Arrowhead and its Affiliates), royalty-bearing license, with the right to sublicense as provided in

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Section 3.3, under the Arrowhead Licensed Technology, to Develop, Manufacture, Commercialize, make, have made, use, sell, offer for sale, import and otherwise exploit Compounds and Products in the Field in the Territory.

3.3Sublicensing and Subcontracting Rights.

(a)Sublicenses. Horizon shall have the right to grant sublicenses of the license granted in Section 3.2 to its Affiliates or Third Parties ([***]), whether directly or through multiple tiers (each such Third Party sublicensee, a “Sublicensee”), subject to the following:

(i)Horizon shall remain primarily responsible for the performance of its obligations hereunder and any and all failures by its Affiliates and Sublicensees to comply with the applicable terms of this Agreement;

(ii)such sublicense shall refer to this Agreement and shall not conflict with Horizon’s obligations hereunder;

(iii)within a reasonable time after execution of such sublicense, Horizon shall provide to Arrowhead a copy of such sublicense to any Sublicensee, which may be redacted to omit any terms not relevant to determining Horizon’s and such Sublicensee’s obligations under this Agreement;

(iv)except as otherwise provided in the sublicense, if this Agreement terminates for any reason, upon Horizon’s written request to Arrowhead, any Sublicensee of the license set forth in Section 3.2 shall, from the effective date of such termination, automatically become a direct licensee of Arrowhead on the terms and conditions hereunder with respect to the rights licensed to Horizon and sublicensed to the Sublicensee by Horizon; and

(v)any Affiliate or Sublicensee granted a sublicense of the license contained in Section 3.2 shall have the right to grant further sublicenses to Third Parties ([***]) of same or lesser scope as its sublicense from Horizon, provided that such further sublicenses shall be in accordance with and subject to all of the terms and conditions of this Section 3.3.

(b)Subcontractors. Horizon shall have the right to retain Subcontractors to perform any activity in connection with Horizon’s exercise of any of its rights or performance of any of its obligations hereunder, where such activity is to be performed at the direction and control and for the sole benefit of Horizon, its Affiliates or Sublicensees. Such retention of such Subcontractor shall not be a sublicense within the meaning of this Section 3.3 but shall be considered an activity of Horizon under the license granted in Section 3.2.  Horizon shall remain liable to Arrowhead for any act or omission of its Subcontractors and any and all failures by such Subcontractors to comply with the terms of this Agreement.

3.4Retained Rights; No Implied Licenses. Except as expressly granted under Sections 3.1 and 3.2, Arrowhead retains all rights under the Arrowhead Licensed Technology and Horizon retains all rights under the Horizon Licensed Technology, including the right to fulfill its respective obligations under this Agreement.  Except as explicitly set forth in this Agreement,

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neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property of such Party.

3.5Third Party Agreements.

(a)During the Term, if Arrowhead or its Affiliate is planning to enter into an agreement with a Third Party under which Arrowhead or its Affiliate [***], then Arrowhead shall provide Horizon with written notice thereof.  If the Parties mutually agree that such Third Party Information or Patent (i) is [***] and (ii) is not [***], Horizon, itself or through any of its Affiliates, shall have the sole right to obtain such license or rights on a worldwide or country-by-country basis, in Horizon sole discretion.

(b)During the Term, subject to Section 3.5(a), if Arrowhead or any of its Affiliates enter into an agreement with a Third Party under which Arrowhead or its Affiliate [***] (each, an “Arrowhead Third Party Agreement”), then Arrowhead shall inform Horizon and shall provide Horizon with a copy of the Arrowhead Third Party Agreement.  If Horizon notifies Arrowhead in writing that [***], then (i) [***]; (ii) [***]; and (iii) [***].

3.6Exclusivity.

(a)Subject to Section 3.6(b), during the Term, Arrowhead and its Affiliates shall not conduct or participate in, or advise, assist, license, sublicense or enable any Third Party to conduct or participate in, the research, development, manufacture or commercialization of any Competing Product.

(b)In the event that (i) after the Effective Date, a Third Party becomes an Affiliate of Arrowhead as a result of a Change of Control of Arrowhead, and (ii) as of the closing date of such Change of Control, such Third Party is engaged in the conduct of a Competing Program, then such Affiliate may continue to conduct such Competing Program without breaching the obligations of Section 3.6(a); provided that (A) such activities are conducted independently of the activities pursuant to this Agreement and do not use any Arrowhead Licensed Technology and (B) Arrowhead shall, and shall cause its Affiliates to, (x) segregate such Competing Program from the Development, Manufacture, Commercialization and other exploitation of Compounds and Products pursuant to this Agreement, and (y) establish reasonable firewalls to prevent disclosure of non-public plans or non-public information relating to the Compounds or Products, or any Confidential Information of Horizon, to any personnel of Arrowhead or its Affiliates who are conducting the Competing Program.

Article 4
RESEARCH PROGRAM

4.1Overview; Research Plan. The Parties shall collaborate on a program for discovery and preclinical research in preparation for IND filing of one Product, which includes all activities and deliverables described in Exhibit B (“Research Program”), during the Research Period. The Research Program shall be conducted in accordance with the Research Plan and in compliance with applicable Laws.  The JSC shall review the Research Plan no less than once per

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Calendar Quarter. Each Party shall use Commercially Reasonable Efforts to conduct the activities allocated to it in the Research Plan, and the JSC shall facilitate the conduct of such activities.

4.2Records; Updates.  Each Party shall maintain complete, current and accurate records of all activities conducted pursuant to the Research Plan, and all data and other information resulting from such Research Plan activities.  Such records shall fully and properly reflect all work performed and results achieved in the performance of such Research Plan activities in good scientific manner appropriate for regulatory and patent purposes.  During each JSC meeting, each Party shall provide the JSC with an update on the progress of Research Plan activities and any information and data generated from such Research Plan activities since the prior JSC meeting.

4.3Research Costs. Unless otherwise specified in the Research Plan, Arrowhead shall be responsible for all costs and expenses of the Research Program, except that [***].

4.4Subcontractors. Each Party shall have the right to engage Subcontractors to perform any portion of its obligations under the Research Program; provided that, (a) such Party shall promptly provide the other Party notice thereof, and (b) each Subcontractor shall be required to agree in writing to be bound by terms with respect to (i) maintenance of the confidentiality of proprietary information that are no less stringent than those contained in this Agreement and (ii) ownership of intellectual property that are consistent with those contained in this Agreement. Each Party shall remain liable to the other Party for any act or omission of its Subcontractors and any and all failures by such Subcontractors to comply with the terms of this Agreement.

Article 5
DEVELOPMENT AND COMMERCIALIZATION

5.1General. Except as expressly provided in the Research Plan, Horizon (itself and with its Affiliates and Sublicensees) shall have the sole right and responsibility, in its sole discretion and at its expense, for all aspects of the Development and Commercialization of the Compounds and Product in the Territory, including filing of an IND, and all decisions regarding the clinical development plan and regulatory strategy, design, sale, price and promotion, of Compounds and Products. Arrowhead will promptly transfer to Horizon all Arrowhead Know-How, including all materials for supporting regulatory filings consistent with Horizon’s obligations under Article 6, (a) promptly following the Effective Date, and (b) within [***] following completion of the Research Program. After [***] Horizon may request that Arrowhead provide Horizon assistance and cooperation in support of its Development activities hereunder, including with respect to Clinical Trial design, and Arrowhead shall provide reasonable assistance and cooperation at Horizon’s cost.  Arrowhead shall charge such costs to Horizon [***] in accordance with a written budget agreed to in advance by Arrowhead and Horizon.

5.2Diligence. Horizon shall use Commercially Reasonable Efforts to Develop, seek Regulatory Approval of, and, if successful, Commercialize a Product in the United States.

5.3Communication. From completion of the Research Program until a Product receives Regulatory Approval, Horizon shall provide Arrowhead summaries on or prior to January 31 of each Calendar Year, of (a) material developments with respect to Products, including the

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anticipated timing of completion of the milestone events set forth in Section 8.2, (b) any Regulatory Approvals for Products in the Territory received, and (c) manufacturing information pursuant to Section 7.4 of this Agreement. All reports and other Information provided by Horizon under this Section 5.3 will be Horizon’s Confidential Information, subject to the terms of Article 12.

Article 6
REGULATORY

6.1Regulatory Responsibilities. Horizon (itself and with its Affiliates and Sublicensees) shall have the sole right and responsibility, in its sole discretion and at its expense, for preparing, filing and maintaining all Regulatory Materials for Products with Regulatory Authorities related to Products in the Territory, and Horizon shall own all Regulatory Materials (including all INDs, NDAs, Regulatory Approval Applications and Regulatory Approvals) for Products in the Territory and otherwise shall be responsible for all regulatory matters with respect to Products in the Territory.

6.2Regulatory Matters. Horizon shall keep Arrowhead reasonably informed of all material regulatory developments relating to Products in the Territory through the annual reports under Section 5.3. Within thirty (30) days following the [***], Arrowhead shall provide Horizon with such documentation that is in Arrowhead’s Control and necessary or reasonably useful to support any Regulatory Materials (including IND, NDAs or Regulatory Approval Applications) to Regulatory Authorities with respect to the Development, Manufacture and Commercialization, as applicable, of Compounds and Products.

6.3Arrowhead Regulatory Support. Following the [***], Horizon may request that Arrowhead provide assistance and cooperation concerning regulatory filings with respect to any Compound or Product, including (a) providing any Information, materials or other documentation within Arrowhead’s Control as necessary or reasonably useful for Horizon to prepare any Regulatory Materials (including IND, NDAs or Regulatory Approval Applications) for Products, or as otherwise requested by Regulatory Authorities, in the Territory, (b) [***], and (c) making available competent personnel to attend regulatory meetings or join such meetings by teleconference, and Arrowhead shall provide such reasonable assistance and support at Horizon’s cost. Arrowhead shall charge such costs to Horizon [***] in accordance with a written budget agreed to in advance by Arrowhead and Horizon.  For clarity, to the extent the Research Plan requires Arrowhead to provide regulatory support to Horizon the cost of such support shall be borne [***].

6.4Adverse Event Reporting.

(a)Horizon shall be responsible for creating and maintaining a global safety database for the Product in the Territory, [***]. Horizon shall be responsible for reporting quality complaints, adverse events and safety data related to Products to applicable Regulatory Authorities in the Territory, as well as responding to safety issues and to all requests of Regulatory Authorities relating to Products in the Territory. Arrowhead will not have direct access to the global safety

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database. Horizon will provide to Arrowhead such information from the safety database as Arrowhead may reasonably require to satisfy Arrowhead’s obligations under applicable Laws.

(b)Prior to the commencement of clinical development of a Product, Arrowhead may request that the Parties discuss in good faith to determine whether a procedure for the mutual exchange of adverse event reports and safety information associated with the Product is reasonably required of the Parties in order to comply with applicable Laws. If the Parties so determine, the operating procedure respecting such adverse event reports and safety information exchange shall be the subject of a mutually agreed-upon written pharmacovigilance agreement between the Parties.

Article 7
MANUFACTURE AND SUPPLY

7.1Preclinical Supply for Research Program. Arrowhead shall supply all Compounds and Products for use in the conduct of the Research Program, subject to Section 4.3, and in accordance with the Research Plan and Exhibit H.

7.2Clinical Supply. Prior to [***], the Parties shall discuss the supply of Compounds or Products for use in the conduct of subsequent Clinical Trials. If the Parties agree that Arrowhead will continue to provide Horizon with clinical supply of Compounds or Products, the Parties shall negotiate in good faith to enter into a clinical supply agreement and related quality technical agreement in accordance with the terms set forth in Exhibit H and other customary terms and conditions consistent with industry standard practices for such a clinical supply arrangement . If the Parties agree that Horizon will be responsible for the clinical supply of Compounds or Products, Arrowhead shall transfer to Horizon (or its Third Party manufacturer, as designated by Horizon in its sole discretion) all relevant manufacturing processes and Arrowhead Know-How as is necessary or reasonably useful for Horizon (or its Third Party manufacturer) to manufacture the Compounds and Products, including all Information or documents reasonably necessary or useful for supporting Regulatory Materials.

7.3Commercial Supply. Prior to [***], the Parties shall discuss the commercial supply of Products. If the Parties agree that Arrowhead will continue to provide Horizon with commercial supply of Products, the Parties shall negotiate in good faith to enter into a commercial supply agreement and related quality technical agreement with customary terms and conditions consistent with industry standard practices for such a commercial supply arrangement. If the Parties agree that Horizon will be responsible for the commercial supply of Compounds or Products, Arrowhead shall transfer to Horizon (or its Third Party manufacturer, as designated by Horizon in its sole discretion), to the extent not already transferred to Horizon (or its Third Party manufacturer), all relevant manufacturing processes and Arrowhead Know-How as is necessary or reasonably useful for Horizon (or its Third Party manufacturer) to manufacture the Compounds and Products, including all Information or documents reasonably necessary or useful for supporting Regulatory Materials.

7.4Manufacturing Cooperation. Each Party shall keep the other Party reasonably informed of the identities of any Third Party manufacturers and contract laboratories performing

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Manufacturing activities for Compounds and the Product (in the case of Horizon, through the annual reports under Section 5.3 and, once a Product receives Regulatory Approval, through annual updates communicated through the Alliance Managers). During the [***], and at any time during the Term in which [***], Arrowhead shall keep Horizon reasonably informed of any material improvements made by it or its Affiliates or Third Party manufacturers to the manufacturing processes or analytical methods for RNAi Molecules through periodic updates communicated through the Alliance Managers. At any time during the Term which Arrowhead, its Affiliates or its contract manufacturer is Manufacturing Compound or Product to supply to Horizon under this Article 7, Horizon shall have the right to access Arrowhead’s, its Affiliates’ or its contract manufacturer’s facilities (including contract laboratories), by means of a person-in-plant, to observe and review operations related to the Manufacture of Compounds and Products.

7.5Manufacturing Technology Transfer and Manufacturing Support. Upon Horizon’s reasonable notice and at no additional cost to Horizon, during [***] (the “Technology Transfer Period”) Horizon or its Affiliate shall have the right to meet and access Arrowhead’s appropriate personnel (upstream, downstream, formulation, and analytical scientists, regulatory, and production personnel) to inquire and discuss the processes for Manufacturing Compound and Products, for the purposes of supporting the completion of the transition and development services and transferring manufacturing know-how to Horizon (or its designated contract manufacturer), as applicable. Following the Technology Transfer Period, Horizon may request that Arrowhead provide assistance and cooperation concerning the Manufacture of Products, and Arrowhead shall provide reasonable assistance and cooperation at Horizon’s cost.  Arrowhead shall charge such costs to Horizon [***] in accordance with a written budget agreed to in advance by Arrowhead and Horizon.

Article 8
FINANCIAL TERMS

8.1Upfront Payment. Within thirty (30) days after the Effective Date, Horizon shall pay to Arrowhead a one-time, non-refundable and non-creditable upfront payment of forty million Dollars ($40,000,000).

8.2Development and Regulatory Milestone Payments. Within [***] days after the first achievement by a Product of any development and regulatory milestone event set forth below, Horizon shall pay to Arrowhead the corresponding one-time, non-refundable, non-creditable development and regulatory milestone payments specified below. For clarity, each milestone payment below shall only be payable once, and the total amount of milestone payments made by Horizon to Arrowhead under this Section 8.2 shall in no event exceed [***] Dollars ($[***]).

Milestone Event	Milestone Payment
[***]	[***] Dollars ($[***])
[***]	[***] Dollars ($[***])
[***]	[***] Dollars ($[***])
[***]	[***] Dollars ($[***])

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8.3Sales Milestones. Within [***] days after the Calendar Quarter in which any sales milestone event set forth below is achieved by a Product, Horizon shall make the corresponding one-time, non-refundable (except as set forth in Section 8.8), non-creditable sales milestone payments to Arrowhead specified below. For clarity, each milestone payment below shall only be payable once, and the total amount of milestone payments made by Horizon to Arrowhead under this Section 8.3 shall in no event exceed [***] Dollars ($[***]).

Milestone Event	Milestone Payment
The aggregate Net Sales of a Product in the Territory [***] reaches [***] Dollars ($[***])	[***] Dollars ($[***])
The aggregate Net Sales of a Product in the Territory [***] reaches [***] Dollars ($[***])	[***] Dollars ($[***])
The aggregate Net Sales of a Product in the Territory [***] reaches [***] Dollars ($[***])	[***] Dollars ($[***])
The aggregate Net Sales of a Product in the Territory [***] reaches [***] Dollars ($[***])	[***] Dollars ($[***])

8.4Royalties

(a)Royalty Rates. Subject to this Section 8.4, in each Calendar Quarter during the Royalty Term, Horizon shall pay to Arrowhead non-creditable, non-refundable (except as set forth in Section 8.8) royalties on annual Net Sales of Products in the Territory, as calculated by multiplying the applicable royalty rate by the corresponding amount of incremental Net Sales of Products in the Territory in each Calendar Year, as follows:

Annual Net Sales of Products	Royalty Rate
For that portion of aggregate Net Sales of Products in each Calendar Year less than or equal to [***] Dollars ($[***])	[***]
For that portion of aggregate Net Sales of Products in each Calendar Year greater than [***] Dollars ($[***]) but less than or equal to [***] Dollars ($[***])	[***]
For that portion of aggregate Net Sales of Products in each Calendar Year greater than [***] Dollars ($[***]) but less than or equal to [***] Dollars ($[***])	[***]
For that portion of aggregate Net Sales of Products in each Calendar Year greater than [***] Dollars ($[***])	[***]

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(b)Royalty Term. Royalties shall be paid under this Section 8.4, on a Product-by-Product and country-by-country basis, commencing on the First Commercial Sale of a Product in a country and ending on the later of (i) the last-to-expire Valid Claim of a Royalty Patent that covers the composition of matter or method of use of such Product in such country, (ii) the expiration of Regulatory Exclusivity for such Product in such country, and (iii) the [***] anniversary of the First Commercial Sale of such Product in such country (“Royalty Term”).

(c)No Valid Claim.  If, during the Royalty Term for a Product in a country, the composition of matter or method of use of such Product in such country is not covered by a Valid Claim of a Royalty Patent, then the applicable royalty rate set forth in Section 8.4(a) with respect to Net Sales of such Product and such country shall be reduced by [***] during the period of the Royalty Term in which no Valid Claim of a Royalty Patent exists.

(d)Generic Entry. If, during the Royalty Term for a Product in a country, any Generic Product with respect to such Product is sold in such country, then the applicable royalty rate set forth in Section 8.4(a) with respect to Net Sales of such Product and such country shall be reduced by [***] for the remainder of the Royalty Term.

(e)[***].

(f)Royalty Floor.  In no event shall the application of [***] reduce the royalty payable on Net Sales of a Product in a country in a Calendar Quarter during the Royalty Term to less than [***] of the royalty that would be payable on Net Sales of such Product in such country determined in accordance with Section 8.4(a) (as reduced by Section 8.4(c), as applicable) without application of any such reductions.

(g)Royalty Reports and Payments. Within [***] days following the end of each Calendar Quarter, commencing with the Calendar Quarter in which the First Commercial Sale of any Product is made anywhere in the Territory, Horizon shall provide Arrowhead with a report containing the following information for the applicable Calendar Quarter: (i) the amount of gross sales of Product in the Territory, (ii) an itemized calculation of Net Sales in the Territory (iii) a calculation of the royalty payment due on such sales, and (iv) the exchange rate for such country. Concurrent with the delivery of the applicable quarterly report, Horizon shall pay in Dollars all amounts due to Arrowhead pursuant to Section 8.4 in such Calendar Quarter.

8.5[***]

8.6Currency of Payments. Unless otherwise set forth in this Agreement or agreed to by the Parties, all payments under this Agreement shall be made in Dollars by wire transfer of immediately available funds into an account designated by Arrowhead. Net Sales outside of the U.S. shall be first determined in the currency in which they are earned and shall then be converted into an amount in Dollars using Horizon’s customary and usual conversion procedures used in preparing its financial statements pursuant to GAAP for the applicable reporting period.

8.7Late Payments. If Arrowhead does not receive payment of any sum due to it on or before the due date, Arrowhead shall provide notice to Horizon of such late payment. If Horizon does not make payment within [***] Business Days following receipt of such notice, then any

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portions thereof due hereunder which are not paid on the date such payments are due under this Agreement will bear interest at the per annum rate of [***] percent ([***]%) over the then-current prime rate reported in The Wall Street Journal.

8.8Records; Audits. Horizon and its Affiliates will, and Horizon will cause each of its Sublicensees, if any, to, maintain complete and accurate records in sufficient detail to confirm the accuracy of the calculation of royalty payments and the achievement of milestone events, for a period of [***] after the Calendar Year in which such sales or events occurred. Upon reasonable prior notice and without disruption to Horizon’s business, such records of Horizon and its Affiliates shall be made available during regular business hours for a period of [***] from the end of the Calendar Year to which they pertain for examination, and not more often than [***] each Calendar Year, by an independent certified public accountant selected by Arrowhead and reasonably acceptable to Horizon, for the sole purpose of and only to the extent necessary for verifying the accuracy of the financial reports furnished by Horizon pursuant to this Article 8. Such independent accountant shall disclose to Arrowhead only the amounts that such independent accountant believes to be due and payable hereunder to Arrowhead, details concerning any discrepancy from the amount paid and the amount due, and shall disclose no other information revealed in such audit. The records for any particular Calendar Year shall only be subject to [***] audit hereunder. Any and all records examined by such independent accountant shall be deemed Horizon’s Confidential Information which may not be disclosed by such independent accountant to any Third Party, and Horizon may require such independent accountant to enter into an appropriate written agreement obligating it to be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less protective than those set forth in Article 12. If, as a result of any inspection of the books and records of Horizon, it is shown that payments under this Agreement were less than the amount which should have been paid, then Horizon shall make all payments required to be made from the original due date to eliminate any discrepancy revealed by such inspection within [***] days. If, as a result of any inspection of the books and records of Horizon, it is shown that payments under this Agreement were more than the amount which should have been paid, then Arrowhead shall, at Horizon’s election, either make all payments required to be made to eliminate any discrepancy revealed by such inspection within [***] days or credit such amounts to Horizon against future payments. Arrowhead shall pay for such audits, except that in the event that the audited amounts were underpaid by Horizon by more than [***] percent ([***]%) of the undisputed amounts that should have been paid during the period in question as per the audit, Horizon shall pay the costs of the audit.

8.9Taxes.

(a)Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement.

(b)VAT on Payments. All payments due under this Agreement are exclusive of VAT.  If any VAT is chargeable in respect of amounts payable pursuant to this Agreement, VAT shall be charged at the applicable rate required by the applicable Law and the recipient of such payment shall pay the VAT amount on receipt of a VAT invoice in the appropriate form.

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(c)Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by Horizon to Arrowhead under this Agreement. To the extent Horizon is required under the Code, or any other tax Laws to deduct and withhold taxes on any payment to Arrowhead, Horizon shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Arrowhead an official tax certificate or other reasonable evidence of such withholding. If any taxes are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to Arrowhead. Upon Horizon’s reasonable request, Arrowhead shall provide Horizon any tax forms (including a United States tax “residency certificate”, Internal Revenue Service Form W-8BEN or W-8ECI or other applicable Internal Revenue Service Form) that may be reasonably necessary in order for Horizon to determine whether to withhold tax on any such payments or to withhold tax on such payments at a reduced rate under the Code or any other tax Laws, including any applicable bilateral income tax treaty. Horizon shall give reasonable support so that any withholding tax or value added tax may be minimized or avoided to the extent permitted under the applicable Laws and treaties. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable Laws, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax. Horizon shall require its Sublicensees in the Territory to cooperate with Arrowhead in a manner consistent with this Section 8.9(c).

Article 9
INTELLECTUAL PROPERTY

9.1Ownership.

(a)Background IP. Each Party shall retain all right, title and interest in and to any Information or Patents Controlled by such Party or its Affiliate as of the Effective Date, or which becomes Controlled by such Party or its Affiliate after the Effective Date and independently of this Agreement (“Background IP”), including all Patents claiming such Background IP (“Background Patents”). Nothing in this Agreement shall assign any ownership of a Party’s Background IP to the other Party.

(b)Program IP.

(i)Disclosure.  Each Party will disclose to the other Party any Information or Patents conceived, reduced to practice, discovered, developed or otherwise made solely or jointly by or on behalf of such Party or its Affiliates during the course of, arising out of or as a result of the Research Program (“Program IP”), including all Patents claiming such Program IP (“Program Patents”), and such disclosure shall (A) be made promptly and in any event reasonably prior to the filing of any patent application with respect to such Program IP, and (B) shall include all invention disclosures or other similar documents submitted to such Party by its or its Affiliates’ employees, agents or independent contractors relating thereto.

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(ii)Inventorship.  The determination of inventorship and whether Program IP is conceived, reduced to practice, discovered, developed or otherwise made under this Agreement solely by a Party or jointly with the other Party for the purpose of allocating proprietary rights (including Patent, copyright or other Intellectual Property Rights) therein, shall, for purposes of this Agreement, be made in accordance with the United States patent law and other applicable Law in the United States irrespective of where such conception, reduction to practice, discovery, development or making occurs.

(iii)Sole Program IP. As between the Parties, each Party shall own and retain all right, title, and interest in and to any and all Program IP that is conceived, reduced to practice, discovered, developed or otherwise made solely by or on behalf of such Party or its Affiliates (including subcontractors thereof) (“Sole Program IP”), including all Program Patents claiming such Sole Program IP (“Sole Program Patents”).

(iv)Joint Program IP. As between the Parties, all right, title, and interest in and to any and all Program IP that is conceived, discovered, developed or otherwise made jointly by or on behalf of Horizon or its Affiliates on the one hand, and Arrowhead or its Affiliates on the other hand (“Joint Program IP”), including all Program Patents claiming such Joint Program IP (“Joint Program Patents”), shall be owned jointly by the Parties, with each Party owning an equal, undivided interest in and to such Joint Program IP.  Subject to the license grants set forth in Section 3.1 and Section 3.2, and to Arrowhead’s obligations under Section 3.6, each Party shall have the right to exploit the Joint Program IP without a duty of seeking consent from or accounting to the other Party.

(v)Assignment.  Each Party shall cause any person or entity that perform activities for such Party under this Agreement to be under an obligation to assign (or, if such Party is unable to cause such person or entity to agree to such assignment obligation despite such Party’s using commercially reasonable efforts to negotiate such assignment obligation, provide a license under) their rights in any Information and inventions resulting therefrom to such Party, except where applicable Law requires otherwise and except in the case of governmental, not-for-profit and public institutions which have standard policies against such an assignment (in which case a suitable license, or right to obtain such a license, shall be obtained).

9.2Patent Prosecution.

(a)Background Patents. As between the Parties, the Party that owns Background Patents shall have the sole right (but not the obligation) to control the preparation, filing, prosecution and maintenance (including any oppositions, interferences, reissue proceedings, reexaminations, post-grant proceedings, supplemental examinations, post grant review proceedings, inter partes review proceedings, patent interference proceedings, opposition proceedings, derivation proceedings, reissue and reexamination, maintenance and defense) (such activities collectively, the “Prosecution and Maintenance”) of any of such Background Patents on a worldwide basis, at such Party’s sole cost and expense. For any of Arrowhead’s Background Patents that are Arrowhead Patents that claim or cover any Compound or Product (including the nucleotide sequences of any Compound or Product) or the Manufacture or use thereof, (i) Horizon shall have the right to review and comment on any filings with respect to the Prosecution and

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Maintenance of such Arrowhead Patents, and Arrowhead shall consider any such comments in good faith, and (ii) if Arrowhead intends to allow any such Arrowhead Patent to lapse or become abandoned, Arrowhead shall notify Horizon at least [***] days in advance, and to the extent not prohibited by any of Arrowhead’s agreements with Third Parties existing as of the Effective Date, Horizon shall have the right, but not the obligation, to assume responsibility for the Prosecution and Maintenance of such Arrowhead Patent, using counsel of Horizon’s choice at Horizon’s sole cost and expense.

(b)Program Patents.

(i)Product-Specific Program Patents and Joint Program Patents. As between the Parties, Horizon shall have the first right, but not the obligation, to control the Prosecution and Maintenance of (A) [***] (“Product-Specific Program Patents”), provided that any Program Patents that are [***] shall not be deemed “Program-Specific Program Patents”, and (B) any other Joint Program Patents, using counsel of Horizon’s choice at Horizon’s sole cost and expense. Horizon shall reasonably inform and consult with Arrowhead, and shall take Arrowhead comments into good faith consideration, with respect to the Prosecution and Maintenance of Product-Specific Program Patents and other Joint Program Patents. Horizon shall provide to Arrowhead copies of any correspondence relating to Prosecution and Maintenance of Product-Specific Program Patents or other Joint Program Patents reasonably in advance of their being filed or promptly upon their being received, including draft filings, reasonably in advance of their being filed, so that Arrowhead can comment and provide input with respect to such draft filings. Horizon agrees to discuss and consider in good faith any changes reasonably requested by Arrowhead to such correspondence, including draft filings, as promptly as practicable upon their being received, toward the objective of optimizing overall patent protection for Compounds or Products. If Horizon intends to allow any such Product-Specific Program Patent (other than any Product-Specific Program Patent that are Sole Program Patents owned by Horizon) or other Joint Program Patent to lapse or become abandoned, Horizon shall notify Arrowhead at least [***] days in advance, and the Parties shall promptly discuss in good faith whether there is a bona fide strategic reason to allow such Product-Specific Program Patent to lapse or become abandoned with a primary goal of  optimizing overall patent protection for Compounds or Products. If there is no such bona fide strategic reason, then Arrowhead shall have the right, but not the obligation to assume responsibility for the Prosecution and Maintenance of such Product-Specific Program Patent or other Joint Program Patent. Upon such assumption, Arrowhead shall control the Prosecution and Maintenance of Product-Specific Program Patent or Joint Program Patent pursuant to the terms and conditions set forth above, mutatis mutandis, using counsel of its choice at its cost and expense.

(ii)Other Sole Program Patents. Subject to Section 9.2(b)(i), the Party that owns any Sole Program Patents shall have the first right, but not the obligation, to control the Prosecution and Maintenance of such Sole Program Patents, using counsel of its choice at its sole cost and expense. The prosecuting Party shall reasonably inform and consult with the non-prosecuting Party, and shall take the other Party’s comments into good faith consideration, with respect to the Prosecution and Maintenance of such Sole Program Patents. The prosecuting Party shall provide to the other Party copies of any correspondence relating to the Prosecution and Maintenance of such Sole Program Patents reasonably in advance of their being filed or promptly

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upon their being received, including draft filings, reasonably in advance of their being filed, so that the other Party can comment and provide input with respect to such draft filings. The prosecuting Party agrees to discuss and consider in good faith any changes reasonably requested by the non-prosecuting Party to such correspondence, including draft filings, as promptly as practicable upon their being received, toward the objective of optimizing overall patent protection for Compounds or Products. If a Party intends to allow any such Sole Program Patent owned by it to lapse or become abandoned, the Party owning such Sole Program Patent shall notify the other Party at least [***] days in advance, and such Party shall have the right, but not the obligation to assume responsibility for the Prosecution and Maintenance of such Sole Program Patent. Upon such assumption, the Party assuming such right shall be deemed the prosecuting Party with respect to such Sole Program Patent and shall control the Prosecution and Maintenance of such Sole Program Patent pursuant to the terms and conditions set forth above, mutatis mutandis, using counsel of its choice at its cost and expense.

(c)Cooperation. Each Party shall provide the other Party all reasonable assistance and cooperation, at the other Party’s request and expense, in the Prosecution and Maintenance of Patents as set forth in this Section 9.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution. Each Party shall execute and deliver to the other assignments with respect to any Patents in a mutually agreeable form and will take whatever actions reasonably necessary (including the appointment of the other Party as its attorney in fact solely to make such assignment) to effect such assignment, in accordance with the ownership provisions provided above in Section 9.1. The prosecuting Party under this Section 9.2 agrees to conduct such prosecution toward the objective of optimizing overall patent protection for Compounds and Products.

9.3Patent Enforcement.

(a)Notification. If either Party (i) becomes aware of any alleged or threatened infringement of any Arrowhead Patents or any Program Patents by a Third Party in the Territory based on the development, commercialization or exploitation of, or an application to register or market, a product containing a Compound or any Product in the Territory, (ii) receives notice alleging that a Third Party’s manufacture, use, or sale of the product containing a Compound or any Product does not infringe any Arrowhead Patent or Program Patent, or that such Patent is invalid or unenforceable (such as a certification under 21 U.S.C. §§ 355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV), 21 C.F.R. §§ 314.52 or 314.95, or under any other law anywhere in the world that by its effect permits a Third Party to support its application for approval with any safety, efficacy, or other data generated in developing a Compound or Product), or (iii) otherwise becomes aware of the submission of an application that is supported for approval with any safety, efficacy, or other data generated in developing a Compound or Product (such as an application under 21 U.S.C. §§ 355(b)(2) or 355(j) or an equivalent application in another jurisdiction in the Territory) to any Regulatory Authority (each, a “Product Infringement”), it shall promptly notify the other Party in writing to that effect and the Parties will consult with each other regarding any actions to be taken with respect to such Product Infringement. Each Party shall share with the other Party all Information available to it regarding such alleged Product Infringement.

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(b)Enforcement Against Product Infringements.

(i)Product-Specific Program Patents, Joint Program Patents, and Horizon Background Patents.

(1)Horizon’s First Right to Enforce. As between the Parties, Horizon shall have the first right, but not the obligation, to bring a suit or other action against any person or entity engaged in a Product Infringement of any Product-Specific Program Patents, Joint Program Patents, or Horizon Background Patents. Horizon shall keep Arrowhead regularly informed of the status and progress of such enforcement efforts, shall reasonably consider Arrowhead’s comments on any such efforts, including determination of litigation strategy and filing of material papers to the competent court. In addition, Horizon shall provide Arrowhead with drafts of all material papers to be filed with the court and shall reasonably consider comments provided by Arrowhead before filing such papers. Arrowhead shall provide Horizon reasonable assistance in such enforcement pursuant to this Section 9.3(b)(i)(1), at Horizon’s request and expense, including joining such action as a party plaintiff if required by applicable Laws to pursue such action.

(2)Arrowhead’s Step-In Right to Enforce. If (A) Horizon elects not to commence a suit to enforce any Program Patent that Horizon has the first right to enforce (other than any Program Patent that is a Sole Program Patent owned by Horizon) against any person or entity engaged in a Product Infringement, or settle or otherwise secure the abatement of such Product Infringement, and (B) with Horizon’s prior written consent, such consent not to be unreasonably withheld, then Arrowhead shall have the right, but not the obligation, to commence a suit or take action to enforce such Program Patent against such Product Infringement in the Territory, at Arrowhead’s cost and expense. In such event, promptly after Horizon’s notice to Arrowhead that it does not elect to enforce such Program Patent, the Parties shall meet to discuss in good faith the strategy for enforcing such Program Patent. In addition, Arrowhead shall provide Horizon with drafts of all material papers to be filed with the court and shall consider in good faith all reasonable comments thereto by Horizon before filing such papers. Horizon shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense.

(ii)Arrowhead Platform Patents

(1)Arrowhead’s First Right to Enforce. As between the Parties, Arrowhead shall have the first right, but not the obligation, to bring a suit or other action against any person or entity engaged in a Product Infringement of (i) any Arrowhead Background Patents, or (ii) [***] (collectively, (i) and (ii) shall be referred to as “Arrowhead Platform Patents”). Arrowhead shall keep Horizon regularly informed of the status and progress of such enforcement efforts, shall reasonably consider Horizon’s comments on any such efforts, including determination of litigation strategy and filing of material papers to the competent court, which consent shall not be unreasonably withheld or delayed. In addition, Arrowhead shall provide Horizon with drafts of all material papers to be filed with the court and shall reasonably consider comments provided by Horizon before filing such papers. Horizon shall provide Arrowhead reasonable assistance in such enforcement pursuant to this Section 9.3(b)(ii)(1), at Arrowhead’s

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request and expense, including joining such action as a party plaintiff if required by applicable Laws to pursue such action.

(2)Horizon’s Step-In Right to Enforce. If (A) Arrowhead elects not to commence a suit to enforce any Arrowhead Platform Patent against any person or entity engaged in a Product Infringement, or settle or otherwise secure the abatement of such Product Infringement, and (B) with Arrowhead’s prior written consent, such consent not to be unreasonably withheld,  then Horizon shall have the right, but not the obligation, to commence a suit or take action to enforce such Arrowhead Platform Patent against such Product Infringement in the Territory, at Horizon’s cost and expense. In such event, promptly after Arrowhead’s notice to Horizon that it does not elect to enforce such Arrowhead Platform Patent, the Parties shall meet to discuss in good faith the strategy for enforcing such Arrowhead Platform Patent. In addition, Horizon shall provide Arrowhead with drafts of all material papers to be filed with the court and shall consider all reasonable comments thereto by Arrowhead before filing such papers. Arrowhead shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense.

(iii)Cooperation.  If a Party brings any suit, action or proceeding under Section 9.3(b), the non-enforcing Party shall agree to be joined as party plaintiff if required for the enforcing Party to bring any such suit, action or proceeding.  The non-enforcing Party will provide reasonable assistance to the enforcing Party, including by providing access to relevant documents and other evidence and making its employees available, subject to the enforcing Party’s reimbursement of any out-of-pocket expenses incurred by the non-enforcing Party in providing such assistance.  The enforcing Party shall not enter into any settlement or compromise of any suit, action or proceeding pursuant to Section 9.3(b), (i) in a manner that would diminish the rights or interests of the non-enforcing Party or admit the invalidity or unenforceability of any Patent Controlled by the non-enforcing Party without the prior written consent of the non-enforcing Party, such consent not to be unreasonably withheld; or (ii) that would impose any cost or liability on the non-enforcing Party, without the non-enforcing’s Party’s prior written consent, at the non-enforcing Party’s sole discretion.

(iv)Expenses and Recoveries. The enforcing Party bringing a claim, suit or action under this Section 9.3(b) shall be solely responsible for any expenses incurred by such Party as a result of such claim, suit or action. If such Party recovers monetary damages in such claim, suit or action, such recovery shall first be allocated to the reimbursement of any expenses incurred by the Parties in such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel). If such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be shared in proportion to the total of such costs and expenses incurred by each Party. If after such reimbursement any amounts remain from such damages or other sums recovered, such remaining amounts shall be [***].

(v)Settlement.   Neither Party shall settle any claim, suit or action that it brought under Section 9.3(b) without the prior written consent of the other Party, not to be unreasonably withheld, delayed, or conditioned. Nothing in this Article 9 shall require such other Party to consent to any settlement that is reasonably anticipated by such other Party to have material and adverse impact upon any Arrowhead Patents or Joint Patents

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(c)Infringement Other Than a Product Infringement. For any and all infringement of any of Arrowhead Background Patent or Program Patent other than a Product Infringement, (i) Horizon shall have the sole and exclusive right to bring an appropriate suit or other action against any person or entity engaged in such other infringement of any Sole Program Patent owned by Horizon, in its sole discretion, and shall bear all related expenses and retain all related recoveries, (ii) Arrowhead shall have the sole and exclusive right to bring an appropriate suit or other action against any person or entity engaged in such other infringement of any Arrowhead Patent or Sole Program Patent owned by Arrowhead, in its sole discretion, and shall bear all related expenses and retain all related recoveries, and (iii) each Party shall have the right to bring an appropriate suit or other action against any person or entity engaged in such other infringement of a Joint Program Patent, in its sole discretion, and shall bear all related expenses and retain all related recoveries, and the other Party shall provide reasonable assistance and cooperation as set forth in Section 9.3(b)(ii), in such enforcement action, including joining such action as a party plaintiff if required by applicable Laws to pursue such action, at the request and expense of the Party bringing the suit or action.

9.4Arrowhead Background Patents Licensed from Third Parties. Each Party’s rights under this Article 9 with respect to the Prosecution and Maintenance and enforcement of any Arrowhead Background Patent that is licensed by Arrowhead from a Third Party shall be subject to the rights of such Third Party to prosecute, maintain and enforce such Patent.

9.5Infringement of Third Party Rights. If any Compound or Product used or sold by Horizon, its Affiliates or Sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent within the Territory, Horizon shall promptly notify Arrowhead and the Parties shall agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute, and thereafter, the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action. Horizon shall be solely responsible for the defense of any such infringement claims, provided that Horizon shall provide to Arrowhead the ability to join such action, at Arrowhead’s request and expense, to pursue such action in which a patent asserted by a Third Party under this Section 9.5, claims (a) the composition of matter or use, sale, offer for sale, or importation in the Field of any Compound or Product or (b) the manufacture of any such Compound or Product using the process employed by Arrowhead as of the Effective Date (any such patent, “Subject Patent”). To the extent directly related to the Subject Patent, Horizon shall keep Arrowhead regularly informed of the status and progress of any action to the extent involving a Subject Patent, shall reasonably consider Arrowhead’s comments on any such action with respect to such Subject Patent, including determination of litigation strategy and filing of material papers to the competent court. In addition, Horizon shall provide Arrowhead with drafts of all material papers to be filed with the court to the extent directly related to the Subject Patent and shall in good faith incorporate all reasonable comments thereto by Arrowhead before filing such papers.

9.6Patent Term Extension. In the event Horizon desires to seek a patent term extension (including any pediatric exclusivity extensions as may be available) or supplemental protection certificate or their equivalents in any country for any Arrowhead Patent or Program Patent, then the Parties shall meet and discuss such request in good faith, provided that Horizon shall have the final decision-making authority with respect thereto.

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9.7Regulatory Data Protection. To the extent required by or permitted by Law, Horizon will, at its sole discretion, decide whether to list with the applicable Regulatory Authorities during the Term any applicable Arrowhead Patent or Program Patent claiming any Compound or Product that Horizon intends to, or has begun to, Commercialize, and that has become the subject of a Regulatory Approval Application submitted to the FDA. Such listings may include all so called “Orange Book” listings required under the Hatch-Waxman Act or listing of Patents as provided in the patent dispute resolution procedures of the Biologics Price Competition and Innovation Act of 2009 or under 42 U.S.C. § 262(l) or similar provisions in the Territory during the Term. Prior to such decision on listings, the Parties will meet to evaluate and identify any applicable Arrowhead Patent or Program Patent to be listed and Horizon shall reasonably incorporate and address suggestions provided by Arrowhead as to the listing or non-listing of any such applicable Patents.

Article 10
REPRESENTATIONS AND WARRANTIES; COVENANTS; DISCLAIMERS

10.1Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

(a)as of the Effective Date, it is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated; and

(b)as of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

10.2Additional Representations and Warranties of Arrowhead. Arrowhead represents and warrants to Horizon, as of the Effective Date, as follows:

(a)Arrowhead has (i) the right under the Arrowhead Licensed Technology to grant the licenses to Horizon as purported to be granted pursuant to this Agreement, (ii) sufficient legal or beneficial title in the Arrowhead Licensed Technology to grant the licenses to Horizon as purported to be granted pursuant to this Agreement, and (iii) not granted any right or license to any Third Party under the Arrowhead Licensed Technology that would conflict or interfere with any of the rights and licenses granted to Horizon hereunder;

(b)Arrowhead owns all right, title, and interest in the Arrowhead Patents (including those set forth on Exhibit C) except for the Arrowhead Patents set forth on Exhibit D, which Patent rights Arrowhead has licensed from Third Parties pursuant to the corresponding agreements set forth on Exhibit E and such licensed rights are sufficient to grant the rights purported to be granted to Horizon under this Agreement;

(c)no lien, encumbrance, or security interest (including in connection with any indebtedness) exists in the Arrowhead Patents in favor of any creditor;

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(d)(i) all existing agreements between Arrowhead and any Third Party under which Arrowhead receives a license under any intellectual property rights relating to the Arrowhead Licensed Technology are listed in Exhibit E, (ii) such agreements were made available to Horizon by Arrowhead, and were true, accurate and complete copies of such agreements, and have not been modified, supplemented or amended since the date they were made available to Horizon; (iii) each of such agreements is in full force and effect; and (iv) Arrowhead is not in material breach of any such agreements, and, to its Knowledge, no other party to any such agreements is in material breach thereof, in each respect, in any manner that would give such other party the right to terminate such agreements;

(e)no written communications have been received by Arrowhead from any Third Parties that allege, and there is no pending or threatened litigation as of the Effective Date that alleges, either

(i)that any Arrowhead Patent in existence as of the Effective Date is, or for any patent application included in the Arrowhead Patents in existence as of the Effective Date, if issued, would be, invalid or unenforceable or the use of Arrowhead Licensed Technology or the manufacture, use, sale, offer for sale or importation of the Compounds, Products or products made using Arrowhead Licensed Technology infringes or misappropriates or would infringe or misappropriate any right of any Third Party, and, to the Knowledge of Arrowhead, no Third Party (i) is infringing any Arrowhead Patents in existence as of the Effective Date or has misappropriated any Arrowhead Know-How in the Arrowhead Licensed Technology or (ii) has challenged the ownership, scope, duration, validity, enforceability, priority or right to use any Arrowhead Patents in existence as of the Effective Date (including, by way of example, through the institution of or written threat of institution of interference, reexamination, protest, opposition, derivation, nullity or similar invalidity proceeding before the U.S. Patent and Trademark Office or any analogous foreign entity) or any Arrowhead Know-How in existence as of the Effective Date;

(f)each of the issued Patents, and any currently pending Patent application or Patent application from which any such Patent has issued, in each case within the Arrowhead Patents in existence as of the Effective Date, (i) has been prosecuted in compliance with all applicable rules, policies, and procedures of the U.S. Patent and Trademark Office in all material respects, and (ii) is subsisting;

(g)Arrowhead has disclosed to Horizon all Third Party issued Patents identified as relevant by counsel to Arrowhead in any freedom to operate or patentability searches or opinions relating to the Arrowhead Licensed Technology in existence as of the Effective Date in the Territory;

(h)all of Arrowhead’s and its Affiliates’ employees and officers involved in development of the Licensed Technology have been obligated to assign to Arrowhead or such Affiliate, as the case may be, all inventions claimed in the Patents in such Arrowhead Licensed Technology and to maintain as confidential the Confidential Information of Arrowhead or such Affiliate, as the case may be;

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(i)all inventors of any inventions included within the Arrowhead Patents owned by Arrowhead have assigned their entire right, title, and interest in and to such inventions and the corresponding Patents to Arrowhead and have been listed in such Patents as inventors;

(j)neither the execution and delivery of this Agreement nor the performance hereof by Arrowhead requires Arrowhead to obtain any permits, authorizations or consents from any Governmental Authority or from any other person, firm or corporation, and such execution, delivery and performance will not result in the breach of or give rise to any right of termination, rescission, renegotiation or acceleration under, or trigger any other rights under, any agreement or contract to which Arrowhead is a party or to which it may be subject that relates to the Arrowhead Licensed Technology;

(k)there are no pending actions, claims, investigations, suits or proceedings against Arrowhead or its Affiliates, at law or in equity, or before or by any Governmental Authority, and neither Arrowhead nor any Affiliate has received any written notice regarding any pending or threatened actions, claims, investigations, suits or proceedings against Arrowhead or such Affiliate, at law or in equity, or before or by any Governmental Authority, in either case with respect to the Arrowhead Licensed Technology;

(l)Arrowhead Licensed Technology has not been created or developed using government funding that grants rights to step-in, seize, restrict or otherwise compromise the ability of Arrowhead to use such technology or to grant to Horizon the rights purported to be granted hereunder;

(m)Arrowhead has provided to Horizon all material discovery, research and preclinical data related to Arrowhead’s program against the Collaboration Target; and

(n)to Arrowhead’s Knowledge, there are no Regulatory Materials or other Information that would adversely affect (i) the conduct of the Research Program, or (ii) the Development, Manufacture or Commercialization of Compounds and Products in the Field in the Territory.

(o)[***].

10.3Mutual Covenants.

(a)No Debarment. In the course of the Development of Compounds and Products, each Party shall not knowingly use any employee or consultant who has ever been debarred or is the subject of debarment or convicted of a crime for which an entity or person could be debarred (including by the FDA under 21 U.S.C. § 335a (or subject to a similar sanction of any other Governmental Authority)). Each Party shall notify the other Party promptly upon becoming aware that any of its employees or consultants has been debarred or is the subject of debarment proceedings by any Regulatory Authority.

(b)Compliance. Each Party and its Affiliates shall comply in all material respects with all applicable Laws in the Development, Manufacture, and Commercialization of Compounds and Products performed under this Agreement, including the statutes, regulations and

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written directives of the FDA, the EMA and any Regulatory Authority having jurisdiction in the Territory, the FD&C Act, the Prescription Drug Marketing Act, the Federal Health Care Programs Anti-Kickback Law, 42 U.S.C. § 1320a-7b(b), the statutes, regulations and written directives of Medicare, Medicaid and all other health care programs, as defined in 42 U.S.C. § 1320a-7b(f), and the Foreign Corrupt Practices Act of 1977, each as may be amended from time to time.

10.4Additional Covenants.

(a)Arrowhead represents and warrants to and covenants with Horizon that all of Arrowhead’s employees and officers involved in research and development of the Arrowhead Licensed Technology, Compounds, or Products shall be obligated to assign to Arrowhead all inventions relating to such Arrowhead Licensed Technology, Compounds, or Products and to maintain as confidential the Confidential Information of Arrowhead;

(b)Horizon represents and warrants to and covenants with Arrowhead that all of Horizon’s employees and officers involved in Development of the Compounds or the Product shall be obligated to assign to Horizon all inventions relating to such Compounds or the Product and to maintain as confidential the Confidential Information of Horizon;

(c)Arrowhead represents and warrants to and covenants with Horizon that Arrowhead shall not sell, assign, or otherwise transfer to any person (other than any Affiliate of Arrowhead) any Arrowhead Patents (or agree to do any of the foregoing) in any manner that would be inconsistent with the rights and licenses granted to Horizon under this Agreement, except to the extent permitted by, and in compliance with, Section 15.6; and

(d)Arrowhead represents and warrants to and covenants with Horizon that Arrowhead shall not grant to any Third Party any right or license under the Arrowhead Licensed Technology that is within the scope of licenses granted to Horizon under Section 3.1(a) or Section 3.2

(e)Arrowhead covenants that [***].

10.5Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON- MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. Without limiting the generality of the foregoing, (a) neither Party represents or warrants as to the success of any study or test conducted by such Party pursuant to this Agreement or the safety or usefulness for any purpose of the technology, right or materials it provides hereunder, or that either Party will be successful in obtaining any patent rights, or that any patents will issue based on a pending application; and (b) each Party specifically disclaims any guarantee that the Compounds or Products will be successful, in whole or in part.

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Article 11
INDEMNIFICATION

11.1Indemnification by Arrowhead. Arrowhead shall defend, indemnify, and hold Horizon and its Affiliates and their respective officers, directors, employees, and agents (the “Horizon Indemnitees”) harmless from and against any and all Third Party claims, suits, proceedings, damages, expenses (including court costs and reasonable attorneys’ fees and expenses) and recoveries (collectively, “Claims”) to the extent that such Claims arise out of, are based on, or result from (a) the performance by or on behalf of Arrowhead or its Affiliates or licensees of Arrowhead’s obligations under this Agreement or the development, manufacture, or commercialization by Arrowhead, its Affiliates or licensees (other than Horizon, its Affiliates or Sublicensees) of products containing RNAi Molecules solely to the extent such Claim is based on the use of the Arrowhead Licensed Technology by Arrowhead, its Affiliates or licensees (other than Horizon, its Affiliates or Sublicensees) in connection with such development, manufacture or commercialization by such parties of such products, (b) the breach of any of Arrowhead’s obligations under this Agreement, including Arrowhead’s representations, warranties, and covenants set forth herein, or (c) the willful misconduct or negligence of Arrowhead or its Affiliates in performing under this Agreement. The foregoing indemnity obligation shall not apply to the extent that (i) the Horizon Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and Arrowhead’s defense of the relevant Claims is actually prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any act or omission for which Horizon is obligated to indemnify the Arrowhead Indemnitees under Section 11.2.

11.2Indemnification by Horizon. Horizon shall defend, indemnify, and hold Arrowhead and its Affiliates and their respective officers, directors, employees, and agents (the “Arrowhead Indemnitees”) harmless from and against any and all Claims to the extent that such Claims arise out of, are based on, or result from (a) the Development, Manufacture or Commercialization of Compounds or Products by or on behalf of Horizon or its Affiliates or Sublicensees, including Claims based upon product liability and patent infringement, (b) the breach of any of Horizon’s obligations under this Agreement, including Horizon’s representations, warranties, and covenants set forth herein, or (c) the willful misconduct or negligence of Horizon or its Affiliates in performing under this Agreement. The foregoing indemnity obligation shall not apply to the extent that (i) the Arrowhead Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and Horizon’s defense of the relevant Claims is actually prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any act or omission for which Arrowhead is obligated to indemnify the Horizon Indemnitees under Section 11.1.

11.3Indemnification Procedures. The Party claiming indemnity under this Article 11 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought and, if the Indemnifying Party has failed to assume defense of such Claim and the Indemnified Party has assumed and is conducting the defense of the Claim, the Indemnifying Party shall provide the Indemnified Party with reasonable assistance, at the Indemnifying Party’s expense, in connection

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with the defense of the Claim for which the indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, conditioned or delayed. For clarity, the Indemnified Party may freely withhold its consent to a settlement of a claim with respect to Claims if (a) such settlement does not include a complete release from liability of the Indemnified Party or if such settlement would involve undertaking an obligation (including the payment of money by an Indemnified Party), (b) would bind or impair the Indemnified Party or (c) includes any admission of wrongdoing or that any intellectual property or proprietary right of the Indemnified Party or this Agreement is invalid, narrowed in scope or unenforceable. So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle or compromise any such Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (i) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (ii) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 11.

11.4Limitation of Liability. EXCEPT WITH RESPECT TO ANY DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 12 OR ITS OBLIGATIONS IN SECTION 3.6, AND WITHOUT LIMITING OR RESTRICTING THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1 OR 11.2, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

11.5Insurance. Each Party shall procure and maintain insurance adequate to cover its obligations hereunder during the Term and consistent with normal business practices of companies similarly situated. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11. Each Party shall provide the other Party with written evidence of such insurance upon request.

Article 12
CONFIDENTIALITY

12.1Confidentiality. Each Party agrees that, during the Term and for a period of [***] years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information furnished to it by the other Party pursuant to this Agreement, except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its

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own (but no less than reasonable care) to ensure that its employees, agents, consultants, contractors and other representatives do not disclose or make any unauthorized use of the Confidential Information of the other Party. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information of the other Party. The foregoing confidentiality and non-use obligations shall not apply to any portion of the other Party’s Confidential Information that the receiving Party can demonstrate by competent written proof:

(a)was already known to the receiving Party or any of its Affiliates, other than by previous confidential disclosure of the disclosing Party or any of its Affiliates, at the time of disclosure by the other Party;

(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)becomes generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)was disclosed to the receiving Party or any of its Affiliates on a non- confidential basis by a Third Party who is not known by the receiving Party after due inquiry to be subject to an obligation of confidentiality to the other Party; or

(e)was independently discovered or developed by the employees, subcontractors, consultants or agents of the receiving Party or any of its Affiliates without use of the other Party’s Confidential Information, as evidenced by a contemporaneous writing.

12.2Authorized Disclosure. Notwithstanding the obligations set forth in Section 12.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:

(a)such disclosure is reasonably necessary (i) to comply with the requirements of Regulatory Authorities with respect to obtaining and maintaining Regulatory Approval of a Product; or (ii) for prosecuting or defending litigation as contemplated by this Agreement;

(b)such disclosure is reasonably necessary to its employees, agents, consultants, contractors, licensees or sublicensees on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights under this Agreement; provided that in each case, the disclosees are bound by written obligations of confidentiality and non-use consistent with those contained in this Agreement;

(c)such disclosure is reasonably necessary to any bona fide potential or actual investor, acquirer, merger partner, licensee, sublicensee, or other financial or commercial partner for the sole purpose of evaluating an actual or potential investment, acquisition or other business relationship; provided that, in connection with such disclosure, such Party shall inform each disclosee of the confidential nature of such Confidential Information, and the disclosees are bound by written obligations of confidentiality and non-use consistent with those contained in this

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Agreement; and provided further, that no financial terms shall be disclosed to any such potential investor, acquirer or partner if it has a Competing Program; or

(d)such disclosure is reasonably necessary to comply with applicable Laws, including regulations promulgated by applicable security exchanges, court order, administrative subpoena or order.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 12.2(a) or 12.2(d), such Party shall promptly notify the other Party of such required disclosure and shall use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure. Any information disclosed pursuant to Section 12.2(a) through Section 12.2(d) shall still be deemed Confidential Information and subject to the restrictions set forth in this Agreement, including the foregoing provisions of Article 12.

12.3Technical Publication. During the Term, neither Party may publish peer reviewed manuscripts, or give other forms of public disclosure such as abstracts and presentations, of results of studies carried out under this Agreement, without the opportunity for prior review by the other Party and subject to this Section 12.3, except to the extent required by applicable Laws; provided that, Horizon will have the sole right (without Arrowhead’s consent) to publish and make scientific presentations with respect to Compounds or Products or make other public disclosures regarding any such Compounds or Products, and Arrowhead will not do so without Horizon’s prior written consent, except as required by applicable Law. No publication shall include the other Party’s Confidential Information without the prior written consent of such other Party. A Party seeking publication shall provide the other Party the opportunity to review and comment on any proposed publication (or where a copy of such publication or presentation is not available at such time, a draft or outline of such publication or description of such presentation) that relates to an RNAi Molecule directed to the Collaboration Target or any Compound or Product, at least [***] days prior to its intended submission for publication. The other Party shall provide the Party seeking publication with its comments in writing, if any, as promptly as practicable after receipt of such proposed publication. The Party seeking publication shall consider in good faith any comments thereto provided by the other Party and shall comply with the other Party’s request to remove any and all of such other Party’s Confidential Information from the proposed publication. In addition, the Party seeking publication shall delay the submission for a period up to [***] days in the event that the other Party can demonstrate reasonable need for such delay, including the preparation and filing of a patent application (or, in the case that a Party has a compelling business justification, for a longer period reasonably selected by that Party). Each Party agrees to acknowledge the contributions of the other Party and its employees in all publications as scientifically appropriate.

12.4Publicity; Terms of this Agreement.

(a)The Parties agree that the terms of this Agreement are the Confidential Information of both Parties, subject to disclosure authorized in this Article 12 and the special authorized disclosure provisions set forth in this Section 12.4.

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(b)Public announcement of the execution of this Agreement shall be made substantially in the form of the press release attached hereto as Exhibit F, on or promptly after the Effective Date.

(c)After release of such press release, if either Party desires to make a public announcement concerning the terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein). A Party commenting on such a proposed press release shall provide its comments, if any, within [***] days after receiving the press release for review. Notwithstanding the foregoing, a Party shall have the right to make a public announcement or press release announcing the achievement of each Regulatory Approval development and regulatory milestone event set forth in Section 8.2 as it is achieved either (i) with the consent of the other Party, not to be unreasonably withheld; (ii) where required by applicable Laws or regulations promulgated by an applicable security exchange; or (iii) as permitted under Section 12.2. Except as provided in this subsection (c) or permitted under Section 12.2, no press release shall include the other Party’s Confidential Information without the prior written consent of such other Party. In relation to the other Party’s review of such an announcement, such other Party may make specific, reasonable comments on such proposed press release within the prescribed time for commentary. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 12.4, provided such information remains accurate as of such time.

(d)The Parties acknowledge that either or both Parties may be obligated to file a copy of this Agreement and summaries of the terms hereof with the U.S. Securities and Exchange Commission or other Governmental Authority as reasonably required to comply with applicable Laws or the rules of a nationally-recognized securities exchange. Each Party shall be entitled to make such filings, provided that it requests confidential treatment of the commercial terms, sensitive technical terms and other terms of this Agreement that a Party reasonably deems sensitive or competitive to the extent such confidential treatment is reasonably available to such Party; provided that the foregoing obligation to request confidential treatment shall not apply with respect to any disclosure of this Agreement by either Party to the U.S. Internal Revenue Service or similar Governmental Authority outside the U.S. In the event of any such filing, each Party will provide the other Party with a copy of this Agreement and related filings marked to show provisions for which such Party intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s comments thereon to the extent consistent with the legal requirements and the rules of any nationally recognized securities exchange, with respect to the filing Party, governing disclosure of material agreements and material information to be publicly filed.

12.5Equitable Relief. Each Party acknowledges that its breach of this Article 12 would cause irreparable harm to the other Party, which cannot be reasonably or adequately compensated in damages in an action at law. By reasons thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any actual or threatened breach of the obligations relating to Confidential Information set forth in this Article 12 by the other Party.

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12.6Attorney-Client Privilege. Neither Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges recognized under the applicable law of any jurisdiction as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the receiving Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties may become joint defendants in proceedings to which the information covered by such protections and privileges relates and may determine that they share a common legal interest in disclosure between them that is subject to such privileges and protections, and in such event, may enter into a joint defense agreement setting forth, among other things, the foregoing principles, but are not obligated to do so.

Article 13
TERM AND TERMINATION

13.1Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 13, shall remain in effect until expiration of the Royalty Term for all Products in the Territory (the “Term”).  After the expiration of the Royalty Term for a Product in a given country, Horizon shall have a fully paid-up, irrevocable, freely transferable and sublicensable license in such country under the relevant Arrowhead Licensed Technology to make, have made, use, sell, offer for sale, import and otherwise exploit such Product for any and all uses, which shall survive any expiration or termination of this Agreement.

13.2Termination for Convenience. Horizon may terminate this Agreement in its entirety at any time and for any reason or for no reason upon delivery of (a) at least [***] days’ prior written notice to Arrowhead if no First Commercial Sale has occurred with respect to a Product and (b) at least [***] days’ prior written notice to Arrowhead if First Commercial Sale has occurred with respect to a Product.

13.3Termination for Breach. Each Party (the “Non-Breaching Party”) shall have the right, without prejudice to any other remedies available to it at law or in equity, to terminate this Agreement in its entirety upon written notice to the other Party if the other Party materially breaches its obligations under this Agreement and, after receiving written notice identifying such material breach in reasonable detail, fails to cure such material breach, or if such material breach is not susceptible to cure within the Cure Period, fails to deliver to the Non-Breaching Party a written plan that is reasonably calculated to resolve such material breach, within [***] days from the date of such notice (or within [***] days from the date of such notice in the event such material breach is solely based on the breaching Party’s failure to pay any undisputed amounts due hereunder) (the “Cure Period”). If the Parties reasonably and in good faith disagree as to whether there has been a material breach, the Party that disputes that there has been a material breach may contest the allegation in accordance with Article 14. It is understood and acknowledged that, during the pendency of such a Dispute, the Cure Period shall be extended by the period of time of such pendency, all of the terms and conditions of this Agreement shall remain in effect, and the Parties shall continue to perform all of their respective obligations under this Agreement; provided that for any Dispute over payment, such tolling of the Cure Period will only apply with respect to payment of the disputed amounts and not with respect to any undisputed amounts.

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13.4Consequences of Termination. Upon any termination of this Agreement pursuant to Section 13.2 or 13.3, except as otherwise set forth in Section 13.5, all licenses and rights granted by either Party under this Agreement shall terminate.  In addition, if this Agreement is terminated because (a) the Research Plan is determined to be futile based upon the relevant criteria in the Research Plan, or (b) Horizon has identified a material issue with freedom to operate that would be reasonably expected to interfere with or limit further development or commercialization of the lead candidate, and Arrowhead does not conduct activities for a back-up candidate as described in the Research Plan, then during the two (2) year period immediately following such termination, Arrowhead shall not, itself or with or through any Affiliate or Third Party, conduct or participate in, or advise, assist, license, sublicense or enable any Third Party to conduct or participate in, the research, development, manufacture or commercialization of any pharmaceutical product containing or comprising any RNAi Molecule designed to inhibit or modulate the expression of the Collaboration Target.

13.5Survival. Termination or expiration of this Agreement shall not affect any liabilities of the Parties under this Agreement that have accrued prior to the date of termination or expiration. Notwithstanding anything to the contrary, the following provisions shall survive any expiration or termination of this Agreement: Article 1, Article 12, Article 14 and Article 15; and Sections 3.3(a)(iv), 8.8 (for the period specified therein), 9.1, 10.5, 11.1, 11.2, 11.3, 11.4, 13.4, 13.5 and 13.6.

13.6No Limitation on Remedies. Notwithstanding anything to the contrary in this Agreement, termination or expiration of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor prejudice either Party’s right to obtain performance of any obligation. Subject to the terms and conditions of this Agreement, each Party shall be free to seek (without restriction as to the number of times it may seek) damages, costs and remedies that may be available at Law or in equity and shall be entitled to offset the amount of any damages and costs obtained in a final, non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) of monetary damages or costs (as permitted by this Agreement) against the other Party against any amounts otherwise due to such other Party under this Agreement.

Article 14
DISPUTE RESOLUTION

14.1Disputes. The Parties recognize that controversies or claims arising out of, relating to or in connection with any provision of this Agreement as to certain matters may from time to time arise that relate to either Party’s rights or obligations hereunder (collectively, “Disputes”). It is the objective of the Parties to establish procedures to facilitate the resolution of Disputes in an expedient manner by mutual cooperation. In the event of a Dispute, other than a Dispute subject to Section 14.5, either Party may refer the matter to the Parties’ Executive Officers for attempted resolution.  The Executive Officers, in the presence of their legal advisors, shall attempt in good faith to resolve any Dispute through negotiations.  If the Executive Officers are unable to resolve a Dispute referred to them within [***] (or such other period as may be agreed by the Parties in writing) after such referral, and subject to any other provisions of this Agreement, such Dispute shall be resolved as provided below in this Article.

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14.2Arbitration.  If the Executive Officers are unable to resolve a Dispute referred to them pursuant to Section 14.1 within [***] (or such other period as may be agreed by the Parties in writing) after such referral, and a Party desires to pursue resolution of a Dispute, then the Dispute shall be submitted by either Party for resolution in arbitration pursuant to the then current CPR Non-Administered Arbitration Rules (“CPR Rules”) (www.cpradr.org), except where they conflict with these provisions, in which case these provisions control.

(a)The arbitration will be held in New York, New York. All aspects of the arbitration shall be treated as confidential.

(b)The arbitrators will be chosen from the CPR Panel of Distinguished Neutrals, unless a candidate not on such panel is approved by both Parties.  Each arbitrator shall be [***].  To the extent that the Dispute requires special expertise, the Parties will so inform CPR prior to the beginning of the selection process.

(c)The arbitration tribunal shall consist of three arbitrators, of whom each Party shall designate one in accordance with the "screened" appointment procedure provided in CPR Rule 5.4.  The chair will be chosen in accordance with CPR Rule 6.4.  If, however, the aggregate award sought by the Parties is less than $5 million and equitable relief is not sought, a single arbitrator shall be chosen in accordance with the CPR Rules.

(d)Candidates for the arbitrator position(s) may be interviewed by representatives of the Parties in advance of their selection, provided that all Parties are represented.

(e)The Parties agree to select the arbitrator(s) within [***] days of initiation of the arbitration.  The hearing will be concluded within [***] months after selection of the arbitrator(s) and the award will be rendered within [***].  In the event the Parties cannot agree upon a schedule, then the arbitrator(s) shall set the schedule following the time limits set forth above as closely as practical.

(f)The Parties shall have the right to conduct and enforce pre-hearing discovery in accordance with the then current Federal Rules of Civil Procedure, unless otherwise agreed by the Parties in writing. All discovery conducted pursuant to the arbitration proceedings will be subject to the then current Federal Rules of Civil Procedure, unless otherwise agreed by the Parties in writing.

(g)The hearing will be concluded in [***] days or less.  Multiple hearing days will be scheduled consecutively to the greatest extent possible.  A transcript of the testimony adduced at the hearing shall be made and shall be made available to each Party.

(h)The arbitrator(s) shall decide the merits of any Dispute in accordance with the law of the State of New York, without application of any principle of conflict of laws that would result in reference to a different law.  The arbitrator(s) may not apply principles such as “amiable compositeur” or “natural justice and equity.”

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(i)The arbitrator(s) are expressly empowered to decide dispositive motions in advance of any hearing and shall endeavor to decide such motions as would a United States District Court Judge sitting in the jurisdiction whose substantive law governs.

(j)The arbitrator(s) shall render a written opinion stating the reasons upon which the award is based.  The Parties consent to the jurisdiction of the United States District Court for the district in which the arbitration is held for the enforcement of these provisions and the entry of judgment on any award rendered hereunder.  Should such court for any reason lack jurisdiction, any court with jurisdiction may act in the same fashion.

(k)Each Party has the right to seek from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the Dispute.  Rule 14 of the CPR Rules does not apply to this Agreement.

(l)EACH PARTY HERETO WAIVES:  ITS RIGHT TO TRIAL BY JURY OF ANY ISSUE UNDERLYING A DISPUTE WITHIN THE SCOPE OF THIS SECTION 14.2; AND, WITH THE EXCEPTION OF RELIEF MANDATED BY STATUTE, ANY CLAIM FOR PUNITIVE, EXEMPLARY, MULTIPLIED, INDIRECT, OR CONSEQUENTIAL DAMAGES OR ATTORNEY FEES.

14.3Preliminary Injunctions. Notwithstanding anything in this Agreement to the contrary, a Party may, at any time, seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis.

14.4Consent to Jurisdiction.  Each Party, for the purpose of enforcing an award under Section 14.2 or for seeking interim or provisional relief as contemplated in Section 14.3 with respect to any Disputed breach of this Agreement, agrees not to raise any objection at any time to the laying or maintaining of the venue of any action, suit or proceeding for such purpose in any state or federal Court sitting in New York, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum, and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Court does not have any jurisdiction over such Party.  Each Party further agrees that service of any process, summons, notice or document by registered mail to such Party’s notice address provided for in this Agreement shall be effective service of process for any action, suit or proceeding in the Court with respect to any matters to which it has submitted to jurisdiction in this Section 14.4.

14.5Patent Disputes. Notwithstanding anything in this Agreement to the contrary, any and all issues regarding the validity and enforceability of any patent in a country within the Territory shall be determined in a court or other tribunal, as the case may be, of competent jurisdiction under the applicable patent laws of such country, except as to any issue that depends on the validity, scope or enforceability of any Joint Program IP, which shall be determined in accordance with U.S. federal law.

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Article 15
MISCELLANEOUS

15.1English Language; Governing Law; Jurisdiction. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the State of New York, U.S., without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction and excluding the United Nations Conventions on Contracts for the International Sale of Goods..

15.2Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof, including the Confidentiality Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

15.3Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including an act of God, war, terrorist act, labor strike or lock-out, epidemic, fire, earthquake, storm, release of radioactive material into the environment, or like catastrophe. Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party. If a force majeure persists for more than ninety (90) days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

15.4Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.4, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by confirmed electronic delivery or a reputable courier service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Arrowhead:	Arrowhead Pharmaceuticals, Inc. 177 E. Colorado Blvd. 700 Pasadena, CA 91105 Attn: General Counsel

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With a copy to (which shall not constitute notice):

If to Horizon:	Horizon Therapeutics Ireland DAC Connaught House, 1st Floor

1 Burlington Road

Dublin D04 C5Y6, Ireland

Attn: Legal Department

Telephone: +353 1 772 2100

Email: legal@horizontherapeutics.com

With a copy to (which shall not constitute notice):

Horizon Therapeutics USA, Inc.

1 Horizon Way

Deerfield, IL 60015-3888

Attn: General Counsel

Telephone: 224-383-3000

15.5No Strict Construction; Headings. This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. The use of any gender shall be applicable to all genders. The word “or” is used in the inclusive sense (and/or) unless the context dictates otherwise because the subjects of the conjunction are mutually exclusive. The term “including” means “including without limitation,” without limiting the generality of any description preceding such term. The term “shall” means “will”.

15.6Assignment.

(a)Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that a Party may make such an assignment or transfer without the other Party’s consent (i) to an Affiliate (for so long as such entity remains an Affiliate) or (ii) to a Third Party acquiror or its Affiliate in connection with a Change of Control of such Party (such Third Party, an “Acquiror”). Any successor or assignee of rights or obligations permitted hereunder shall, in writing to the other Party, expressly assume performance of such rights or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.6 shall be null, void and of no legal effect.

(b)In the event of any such assignment under Section 15.6(a)(ii) in connection with a Change of Control of Arrowhead, all intellectual property rights (including any Information or Patents) owned or otherwise Controlled by the Acquiror or its Affiliates (except for Arrowhead, if remaining as a separate Affiliate or otherwise the successor entity thereto and any of its Affiliates

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existing prior to such Change of Control) shall be excluded from the licenses granted to Horizon under this Agreement and the Arrowhead Licensed Technology owned or otherwise Controlled by such Acquiror, except that any Information or Patents used or generated by the Acquiror or its Affiliates in performing any activity under this Agreement shall be included in the licenses granted to Horizon under this Agreement and the Arrowhead Licensed Technology.

15.7Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.8Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Arrowhead are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code. The Parties agree that Horizon, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code including without limitation Horizon’s right to retain all licenses to Arrowhead Licensed Technology granted herein. Without limiting the generality of the foregoing, the Parties intend and agree that any sale of Arrowhead’s assets under Section 363 of the Bankruptcy Code shall be subject to Horizon’s rights under Section 365(n), that Horizon cannot be compelled to accept a money satisfaction of its interests in Arrowhead Licensed Technology, and that any such sale therefore may not be made to a purchaser “free and clear” of Horizon’s license rights without the consent of Horizon. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Arrowhead under the Bankruptcy Code, Horizon shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, shall be promptly delivered to them (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless Arrowhead elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of Arrowhead upon written request therefor by Horizon. (The Parties acknowledge and agree that “embodiments” of intellectual property within the meaning of Section 365(n) include without limitation laboratory notebooks, RNAi Molecules, inventory, research studies, data, and regulatory approvals). Additionally, if (a) a case under the Bankruptcy Code is commenced by or against Arrowhead, (b) this Agreement is rejected as provided in the Bankruptcy Code, and (c) Horizon elects to retain its rights hereunder as provided in Section 365(n) of the Bankruptcy Code, Arrowhead (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall not interfere with Horizon’s rights under this Agreement to Arrowhead Licensed Technology (including such embodiments), including any right to obtain such Arrowhead Licensed Technology (or such embodiments) from another entity, to the extent provided in Section 365(n) of the Bankruptcy Code. All rights, powers and remedies of Horizon provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Code) in the event of the commencement of a case under the Bankruptcy Code with respect to Arrowhead. The Parties agree that they intend the following rights to extend to the maximum extent permitted by law, and to be enforceable under Section 365(n) of the Bankruptcy Code: (I) the right of access to any Arrowhead Licensed Technology (including all embodiments thereof) of Arrowhead, or any Third Party with whom Arrowhead contracts to perform an obligation of Arrowhead under

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this Agreement, and, in the case of the Third Party, which is necessary for the development, manufacture, supply, commercialization, sale, import or export of Compounds or Products, in any case solely as provided under this Agreement; and (II) the right to contract directly with any Third Party to complete the same

15.9Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

15.10No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

15.11Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties. No Party shall report this Agreement (and the transactions hereunder) as an entity or partnership for any tax purpose unless required pursuant to a “final determination” in accordance with Section 1313 of the Code.

15.12No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than the Parties and their successors and permitted assigns, except for the persons expressly entitled to indemnification as provided in Article 11 and only in accordance with the terms of such Article 11.

15.13Counterparts; Electronic Delivery. This Agreement may be executed in counterparts, by original or PDF signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement transmitted by email in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

[Signature page follows]

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In Witness Whereof, the Parties have executed this Agreement by their duly authorized officers as of the Effective Date.

Horizon Therapeutics Ireland DAC		Arrowhead pharmaceuticals, Inc.

By:	/s/ William D. Gannon	By:	/s/ Christopher Anzalone

Name:	William D. Gannon	Name:	Christopher Anzalone

Title:	Director	Title:	Chief Executive Officer

[Signature Page To Collaboration And License Agreement]

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List Of Exhibits:

Exhibit A:Collaboration Target

Exhibit B:Research Plan

Exhibit C:Arrowhead Owned Patents

Exhibit D:Arrowhead Licensed Patents

Exhibit E:Third Party License Agreements

Exhibit F:Initial Press Release

Exhibit G:[***]

Exhibit H:Pre-Clinical and Clinical Supply Terms

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Exhibit A

Collaboration Target

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Exhibit B

Research Plan

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Exhibit C

Arrowhead Owned Patents

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Exhibit D

Arrowhead Licensed Patents

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Exhibit E

Third Party License Agreements

•	Asset Purchase and Exclusive License Agreement by and between Arrowhead Research Corporation and Novartis Institute for BioMedical Research, Inc., dated March 3, 2015.
•	Non-Exclusive License Agreement between City of Hope and F. Hoffmann-La Roche Ltd. and Hoffmann-La Roche Inc., dated September 19, 2011.
•	Non-Exclusive License Agreement between Hoffmann-La Roche Inc. and F. Hoffmann-La Roche Ltd. and MDRNA, Inc., dated February 12, 2009.

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Exhibit F

Initial Press Release

[See attached]

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Exhibit G

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Exhibit H

Pre-Clinical and Clinical Supply Terms

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Attachment 1 to Exhibit H

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